Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT ATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

ARS PHARMACEUTICALS, INC.

and

RECORDATI IRELAND, LTD

LICENSE AND SUPPLY AGREEMENT

for the finished product

ARS-1

TABLE OF CONTENTS

SECTION I – CERTAIN DEFINITIONS		1
1.	RECITALS AND ANNEXES	1
2.	DEFINITIONS AND INTERPRETATION	2
SECTION II – SCOPE OF THIS AGREEMENT		14
3.	GRANT OF LICENSE	14
4.	LICENSE EXCLUSIVITY PERIOD	15
5.	IMPROVEMENTS	15
SECTION III – DEVELOPMENT AND REGULATORY MATTERS		16
6.	DEVELOPMENT OF THE PRODUCT IN THE TERRITORY	16
7.	REGULATORY ACTIVITIES IN THE TERRITORY	18
8.	REGULATORY COSTS	20
SECTION IV – MANUFACTURING OF THE PRODUCT		21
9.	MANUFACTURING UNDERTAKINGS	21
10.	LABELLING AND PACKAGING	22
11.	QUALITY TEST OF THE PRODUCT	23
12.	AUDIT OF PRODUCT MANUFACTURING FACILITIES	24
13.	TECHNOLOGY TRANSFER	24
SECTION V – SUPPLY OF THE PRODUCT		25
14.	SUPPLIER APPOINTMENT	25
15.	SUPPLY EXCLUSIVITY PERIOD	25
16.	NON-COMPETE	25
17.	PRODUCT PRE-LAUNCHING PERIOD	25
18.	FORECAST AND ORDERS	26
19.	PRODUCT PURCHASE AGREEMENT	27
20.	DELIVERY	27
21.	QUALITY INSPECTION OF THE PRODUCT AND CLAIMS	27
22.	INABILITY TO SUPPLY	28
SECTION VI – CONDITION PRECEDENT		29
23.	CONDITION PRECEDENT	29
SECTION VII – PAYMENTS		29
24.	UPFRONT PAYMENT	29
25.	REGULATORY MILESTONES	29
26.	LAUNCH MILESTONE	29
27.	SALES MILESTONES	30
28.	SUPPLY PRICE AND ROYALTY	30
29.	REPORT	31
30.	PAYMENT METHOD	32
31.	ACCOUNTING AUDIT	32
32.	TAXES AND DUTIES	33
SECTION VIII – FURTHER OBLIGATION OF THE PARTIES		34
33.	GOVERNANCE AND REPORTING	34
34.	PHARMACOVIGILANCE AND RECALL	35
SECTION IX – FURTHER OBLIGATIONS OF RECORDATI		36
35.	SELLING PRICE REIMBURSEMENT	36
36.	MARKETING OF THE PRODUCT	36
37.	PRODUCT STORAGE	36
SECTION X – FURTHER OBLIGATIONS OF ARS		37
38.	UNDERTAKINGS OF ARS	37
SECTION XI – REPRESENTATION AND WARRANTIES		37
39.	REPRESENTATION AND WARRANTIES	37
SECTION XII – INDEMNIFICATION – NOTICE OF CLAIM		40
40.	LIMITED LIABILITY	40
41.	INDEMNIFICATION	41
42.	NOTICE OF CLAIM	41
SECTION XIII – SPECIAL PROVISIONS		42
43.	IP OWNERSHIP; IP RIGHTS INFRINGEMENT LAWSUIT	42
SECTION XIV – TERM AND TERMINATION OF THIS AGREEMENT		44
44.	TERM	44
45.	TERMINATION OF THIS AGREEMENT	44
46.	EFFECTS OF TERMINATION	45
SECTION XV – GENERAL PROVISIONS		46
47.	CONFIDENTIALITY	46
48.	FORCE MAJEURE	47
49.	INSURANCE	48

SECTION XVI – MISCELLANEOUS		48
50.	ENTIRE AGREEMENT	48
51.	AMENDMENTS	48
52.	PARTIAL INVALIDITY	48
53.	NOTICES	48
54.	NO ASSIGNMENT	49
55.	WAIVER	49
56.	INDEPENDENT CONTRACTORS	49
57.	COSTS AND EXPENSES	49
58.	COUNTERPARTS	49
59.	ANNOUNCEMENT	49
SECTION XVII – GOVERNING LAW AND JURISDICTION		50
60.	GOVERNING LAW	50
61.	DISPUTE RESOLUTION	50
SECTION XVIII – ANNEXES		51
62.	ANNEXES	51

This LICENSE AND SUPPLY AGREEMENT (the Agreement) is made and entered into effective as of the last date of execution by the parties hereto (the Effective Date) by and between:

ARS PHARMACEUTICALS, INC., a company incorporated and existing under the laws of Delaware (hereinafter, ARS), having its registered office at 3525 Del Mar Heights Rd., #855, San Diego, CA 92130, U.S., represented by Richard Lowenthal, in his capacity as President & Chief Executive Officer of the company, duly authorized;

- on the one side -

and

RECORDATI IRELAND, LTD, a company incorporated and existing under the laws of Ireland (Recordati), having its registered office at Raheens East, Ringaskiddy, Co Cork, P43 KD30, Republic of Ireland, represented by Cédric Ripert, in his capacity as Managing Director of the company, duly authorized,

- on the other side -

(ARS and Recordati are referred to collectively as the Parties, and each of them a Party).

WHEREAS:

(A)	ARS is a company engaged, inter alia, in the field of developing, registering manufacturing, purchasing, selling and distributing of certain pharmaceutical products;

(B)	ARS is engaged in the development of the Product;

(C)

Recordati is a pharmaceutical company, with a size and a position on the market adequate to, directly or through its Affiliates or Sublicensees, Commercialize specialty care pharmaceuticals throughout the Territory;

(D)	Recordati has completed a satisfactory due diligence on the Product and on ARS’ capability and ARS has completed a satisfactory due diligence on Recordati’s capability; and

(E)

by entering in this Agreement, the Parties intend to confirm the terms and conditions under which ARS desires to grant to Recordati, and Recordati desires to obtain from ARS, an exclusive license to Commercialize the Product in the Territory.

Now, in light of the above, it is hereby agreed as follows.

SECTION I – CERTAIN DEFINITIONS

1.	RECITALS AND ANNEXES

1.01	The recitals and the annexes attached hereto (the Annexes) constitute an integral part of this Agreement.

2.	DEFINITIONS AND INTERPRETATION

2.01	As used in this Agreement, the following terms, unless the context otherwise requires, shall have the meanings set out below:

[***]	means [***] limited liability company;

[***] License Agreement	means the license agreement executed between [***] and ARS on 18 June 2018, as may be amended (subject to Paragraph 38.01(vii)), granting rights with respect to Excipient for use in Products;

[***] Supply Agreement	means the supply agreement executed between [***] and ARS on 18 June 2018, as may be amended (subject to Paragraph 38.01(vii)), pursuant to which [***] undertook to supply to ARS the Excipient;

Affiliate	means, with regards to a Party, any Person that, directly or indirectly through one or more intermediaries, controls, is under control of, or is under common control with such Party, but for only so long as such control exists save that, in respect of Recordati, no member of the [***] network shall be considered as an Affiliate of Recordati; where “control” as used in this definition means (i) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities, or by contract relating to voting rights or corporate governance; or (ii) direct or indirect beneficial ownership of more than 50% of the voting share capital or other equity interest in such Person;

Aggregate Supply Price	means the sum of the results of each of the multiplication of: (i) Supply Price applicable to the relevant Presentation; and (ii) the number of Presentations indicated in the relevant invoice;

Agreement	has the meaning given in the Headings;

Annexes	has the meaning given in Clause 1;

Annual Cap	means, on a Calendar Year basis, the sum of the: (i) First Cap; (ii) Second Cap; and (iii) Third Cap;

Annual Aggregate Supply Price	means, on a Calendar Year basis, the sum of the results of each of the multiplication of: (i) [***]; and (ii) [***];

Annual Net Sales	means, with respect to any Annual Net Sales Period, the Net Sales earned in such Annual Net Sales Period;

Annual Net Sales Period	means (i) the period from the First Launching Date through 31 December of the Calendar Year in which the First Launching Date took place; and (ii) each Calendar Year thereafter;

Anti-Falsification Regulations	means the serialisation, aggregation and other safety and traceability requirements under the EU Falsified Medicines Directive 2011/62/EU (EUFMD) (and delegated legislation including Regulation (EU) 2016/161) and/or the Drug Supply Chain Security Act and/or any successor legislation or materially equivalent legislation enacted or adopted as of the date hereof in the Territory;

Applicable Laws	means all present and future applicable provisions of all statutes, laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, injunctions, awards, judgments, permits and licenses of or issued from any competent court, governmental, tax or revenue authorities or Regulatory Authority, including those relating to or governing the use or regulation of the fulfilment of each Party’s obligation set out in this Agreement;

[***]	means [***], a company engaged in the field of developing, manufacturing and supplying drug delivery solutions (such as the [***]) for pharmaceutical usage;

ARS	has the meaning given in the Headings;

ARS Intellectual Property Rights	means all Intellectual Property Rights in relation to the Product (including, without limitation, the Compound and/or the Excipient contained in the Product), in the Territory which are Controlled by ARS as of the Effective Date or become during the Term Controlled by ARS, including, without limitation, the Dossier(s), the Patents and the ARS Know-How; including, without limitation, all rights granted to ARS under the [***] License Agreement in respect to the Excipient(s) and/or the Product;

ARS Know-How	means any and all Know-How relating to the Product (including, without limitation, the Compound and/or the Excipient contained in the Product), in the Territory which is Controlled by ARS as of the Effective Date or become during the Term Controlled by ARS;

ARS Representatives	has the meaning given in Paragraph 41.02;

Breach Process Dispute	has the meaning given in Paragraph 45.01(i);

Calendar Year	means (i) for the first Calendar Year of the Term of this Agreement, the period beginning on the Effective Date and ending on 31 December of the Calendar Year in which the Effective Date took place; (ii) for each Calendar Year thereafter, each successive period beginning on 1 January and ending, 12

(twelve) consecutive calendar months later, on 31 December; and (iii) for the last Calendar Year of the Term of this Agreement, the period beginning on 1 January of the Calendar Year in which this Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement;

Calendar Quarter	means the respective period of 3 (three) consecutive calendar months ending on 31 March, 30 June, 30 September and 31 December; provided however that (i) the first Calendar Quarter of this Agreement shall extend from the Effective Date to the end of the first complete Calendar Quarter thereafter; and (ii) the last Calendar Quarter shall end upon the expiration of termination of this Agreement;

[***]	means [***], a company engaged in the field of supplying active pharmaceuticals ingredients for pharmaceutical usage;

cGDP	means the current good distribution practices of medicinal products for human use in accordance with the Directive 2001/83/EC and Commission Delegated Regulation (EU) No 1252/2014 (3) and EudraLex Volume 4, Part II as complemented by the European Commission Guidelines dated 5 November 2013 (2013/C 343/01);

cGMP	means the current good manufacturing practices in accordance with all Applicable Laws, including: (i) International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH); Guidance for Industry: Q7 Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, and (ii) EudraLex Volume 4 of “The rules governing medicinal products in the European Union”; and (iii) the United States of America Food and Drug Administration Code of Federal Regulations Title 21;

CoA	means the certificate of analysis confirming the quality of the Product and demonstrating that the batch conforms to the Specifications in the destination country of the Territory, according to the requirements of the analytical certification contained in the document “International harmonised requirements for batch certification” (EMA/INS/MRA/387218/2011);

CoC	means the certificate of conformity confirming that the manufacturing stages of the batch of the Product have been carried out in full compliance with the cGMP requirements of the countries of the Territory and with the requirements of the applicable Marketing Authorisations, in full respect of the batch certification requirements contained in the EU cGMP, annex (Appendix II);

Commercially Reasonable Efforts	means, with respect to the efforts to be expended by a Party to achieve any objective, [***];

Commercialize	means all activities relating to the market access, pre-marketing, marketing, distribution, import, use, sale and offer for sale of a product and Commercializing, Commercialization and Commercialized shall be construed accordingly;

Common Technical Document	is the document assembling all the quality, safety and efficacy information in a common format developed by the EMA, the FDA and the Japanese Ministry of Health, Labour and Welfare or any successor agency, maintained by the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH);

Competing Product	means [***];

Compound	means epinephrine [***];

Confidential Information	all Know-How and other proprietary scientific, marketing, financial or commercial information or data that is not publicly available, and that is generated by or on behalf of a Party or its Affiliates or which one Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing, or in electronic or visual form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement;

Concept	has the meaning given in Paragraph 5.01;

Concept Development Activity	has the meaning given in Paragraph 5.01;

Condition Precedent	has the meaning given in Paragraph 23.01;

Control or Controlled	means, with respect to any Intellectual Property Right, possession of the right, whether by ownership, licence or otherwise (but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement), to use, assign, or grant a licence, sub-licence or other right to or under, such Intellectual Property Rights, without violating the terms of any agreement or other arrangement with any Third Party and without requiring any further consent from a Third Party;

Counter Inspection	has the meaning given in Paragraph 21.04;

Cure Period	has the meaning given in Paragraph 45.01(i);

Dossier	means the Common Technical Document in respect of the Product;

Effective Date	has the meaning given in the Headings;

EMA	means the European Medicines Agency and its committees (e.g. PDCO) and any successor agency;

End-Users	has the meaning given in Paragraph 14.02 (ii);

EU	means the European Union;

EU Marketing Authorization	means the marketing authorization granted in the EU for authorising medicinal products as regulated by Directive (EC) 2001/83 as amended from time to time, and Regulation (EC) No 726/2004 as amended from time to time;

EU Territory	means all the countries of the EU and their possessions as better described in Annex 1, and any amendment to such list according to Applicable Laws and agreed in writing by the Parties;

Ex-EU Marketing Authorization	means any and all marketing authorizations and other similar forms of licenses and permits that are obtained from the competent Regulatory Authority in the Ex-EU Territories as necessary for the Commercialization of the Product within the Ex-EU Territories;

Ex-EU Territory	means the countries and their possessions described in Annex 2, expressly excluding, for the avoidance of doubt, the UK;

Excipient	means [***]’s proprietary chemically synthesizable delivery enhancement agents (including without limitation the Intravail® absorption enhancement agents), licensed by [***] to ARS, that, among other things, allow non-invasive systemic delivery of potent peptide, protein, and small and large molecule drugs;

FDA	means the U.S. Food and Drug Administration and any successor agency;

Feedback	has the meaning given in Paragraph 39.03(iii);

Field	means the treatment, palliation, diagnosis, or prevention of any human or animal disease, disorder, or condition;

First Cap	has the meaning given in Paragraph 28.04(i);

First Launching Date	means the day of the 1st (first) sale of the Strength 1 Presentation to an End-User;

Force Majeure	means any act, circumstance or event beyond the reasonable control of either of the Parties, including but not limited to earthquakes, hurricanes, fires, storms, tidal waves or other acts of God, riots, strikes, lockouts, picketing, boycotts, shortage in energy, breakage or accidents to one of the Parties’ plants, machinery, equipment, pipelines and storage which could not have been reasonably foreseen or prevented, insurrections, rebellions, civil disturbances, epidemic(s), pandemic(s), war and dispositions or orders of governmental authority;

Forecast	has the meaning given in Paragraph 18.01;

GAAP	means the generally accepted accounting principles of the applicable country or jurisdiction, consistently applied, and means the international financial reporting standards (“IFRS”) at such time as IFRS becomes the generally accepted accounting standard and Applicable Laws require that a Party use IFRS;

Improvement	shall mean and include changes, modifications and amendments, conceived, reduced to practice or otherwise developed, relating to the formulation, the device or use of the Compound and Excipient delivered intranasally in the Field which: (i) significantly improve the clinical efficacy of the form of Compound and Excipient delivered intranasally; (ii) significantly reduce any side effects, drug interactions or other adverse effects of the form of Compound and Excipient delivered intranasally; (iii) otherwise represent significant physical enhancements;

Indemnified Party	has the meaning given in Paragraph 42.01;

Indemnifying Party	has the meaning given in Paragraph 42.01;

Inspection	has the meaning given in Paragraph 21.01;

Intellectual Property Rights	means all rights in respect of the following: (i) all inventions, materials, compounds, compositions, substances and other results of whatsoever nature, whether or not patentable, and whether or not applied for registration as a patent; (ii) Know-How; (iii) all patents, including all reissues, extensions, renewals, patents of addition, substitution, re-registrations, re-examinations, as well as all patent applications, including all provisional applications, continuations, continuations-in-part and divisionals; (iv) copyrights; (v) trademarks, and similar marks; and (vi) designs;

Joint Steering Committee or JSC	means the committee to be established by the Parties with a view to oversee the activities to be performed by each Party pursuant to this Agreement;

JSC Meeting	has the meaning given in Paragraph 33.01;

Key-Countries	means [***];

Know-How	means all technical, secret processes or formulae or other secret information concerning industrial, commercial or scientific experience, whether protected or not by patent, copyright or a related right, including know-how, information, inventions, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, ideas, technical assistance, designs, drawings, assembly procedures, specifications, data, results and other intangible materials, including pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques and all tangible embodiments of any of the foregoing in written, electronic or any other form (including the oral form) or other tangible materials that are used as research or development tools, such as assays and reference substances;

License	has the meaning given in Clause 3.01;

Losses	has the meaning given in Paragraph 41.01;

Manufacture	means the manufacturing, processing, compounding, storage, filling, packaging, labelling, leafleting, testing, waste disposal, quality assurance and control, dispatch, sample retention and, to the extent permitted by Applicable Laws and required under the applicable Technical and Quality Agreement, stability testing and release, preparation of Annual Product Quality Reviews of the Product and Manufactured and Manufacturing shall be construed accordingly;

Market Exclusivity Period	means in respect of a Product in a particular country of the Territory, the shortest period provided for in the relevant Applicable Law of such country after which a Regulatory Authority may grant a marketing authorization to a Third Party by reference to data filed with or available to such Regulatory Authority by ARS, Recordati or any of their Affiliates or Third Party Local Distributor in respect of that Product pursuant to the Applicable Law;

Marketing Authorizations	means collectively the EU Marketing Authorization, the Ex-EU Marketing Authorization and UK Marketing Authorization;

Marketing Authorization Holder	means a Person to which a Marketing Authorization is issued by the competent Regulatory Authority in the Territory for the purpose of Commercializing a pharmaceutical product after evaluation for safety, efficacy and quality;

Material Breach	means a breach of a breaching-Party of this Agreement that it is so fundamental that it renders it unacceptable for the non-breaching Party to continue the business relationship with the breaching-Party;

Medical Device Regulation	means the provisions set out under the Directive 93/42/EEC and Regulation (EU) 2017/745;

MHRA	means the Medicines and Healthcare products Regulatory Agency in the UK and any successor agency;

Minutes	has the meaning given in Paragraph 39.03(iii);

Net Sales	means [***].

New IP	has the meaning given in Paragraph 43.01;

New Launching Date	means the day of any new 1st (first) sale of any new Strength 3 Presentation to an End-User;

Non-Fit for Use Notice	has the meaning given in Paragraph 21.02;

[***]	means [***], a company engaged in the field of supplying glass containers for pharmaceutical usage;

Parties	has the meaning given in the Headings;

Party	has the meaning given in the Headings;

Patent(s)	means any and all patent documents pending or granted on the Product (and/or the Compound and/or the Excipient contained in the Product) which are Controlled by ARS as of the Effective Date or become during the Term of this Agreement Controlled by ARS; the Patents at the Effective Date are listed in Annex 3;

Paediatric Development	means all those activities or studies requested by the PDCO and described in the Paediatric Investigational Plan attached as Annex 4;

PDCO	means the Paediatric Committee of the EMA or any successor committee fulfilling comparable functions;

Person	means any individual, company, firm, partnership, joint venture, corporation, proprietorship, association, trust, governmental body, agency or institution of a government, unincorporated organization, or any other organization or entity, private or public (including international, supranational, foreign, federal, national, state, provincial, local or otherwise);

PO	has the meaning given in Paragraph 18.02;

Presentation	means each stock keeping unit of each Strength as described in Annex 6. Presentations may be added or amended or updated from time to time with mutual written consent of the Parties;

Product	means any composition or derivative or Improvement (implemented pursuant to Paragraph 5.02,) of the Compound and the Excipient delivered intra-nasally through a device that is claimed in a Patent;

Product Purchase Agreement	has the meaning given in Paragraph 14.02(i);

Raw Materials	means all raw materials [***], primary packaging materials and components needed for the manufacturing of the Product;

Recall	means with respect to the Product, a “recall”, “correction” or “market” withdrawal, whether mandatory or voluntary, as those terms are defined by Applicable Laws, as the same may be amended from time to time, and shall include any post-sales warning or mailing of information regarding the Product;

Recordati	has the meaning given in the Headings;

Recordati’s Development Activities	means all of those clinical or non-clinical activities carried out by or on behalf of Recordati or its Affiliates or Sublicensees on the Product (i) after EU Marketing Authorization approval and UK Marketing Authorization approval for regulatory or commercial purposes; or (ii) before and after Ex-EU Marketing Authorization approval for regulatory or commercial purposes;

Recordati Livery	means the packaging to be used in relation to the Product in the Territory, which includes Recordati’s proprietary Trademarks, logo, get-up and branding, the design and prototypes which are provided by Recordati to ARS from time to time and including any Trademarks and trade dress belonging or licensed to Recordati;

Recordati Representatives	has the meaning given in Paragraph 41.01;

Regulatory Approvals	means the grant of an Ex-EU Marketing Authorization or of the EU Marketing Authorization or of the UK Marketing Authorization, and any pricing approval, reimbursement approval, or any other approval required to Commercialize the Product in any country or other regulatory jurisdiction of the Territory;

Regulatory Authority	means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in a given country or region in the Territory with authority over the manner in which a clinical study is conducted or which is responsible for granting and administering any marketing authorization and other governmental approvals necessary or useful to manufacture, distribute, promote, market and sell pharmaceutical products, or for pharmacovigilance of such products;

Remaining Strength 1 Studies	means those studies as described in Annex 5;

Remaining Strength 2 Studies	means those studies as described in Paediatric Development;

Remaining Strength 3 Studies	means those studies as described in Paediatric Development;

[***]	means [***], a company engaged in the field of providing, inter alia, nasal spray and sterile manufacturing production services for pharmaceutical usage;

Royalty Report	has the meaning given in Paragraph 29.02;

Sample	has the meaning given in Paragraph 38.01(iv);

Second Launching Date	means the day of the 1st (first) sale of Strength 2 Presentation to an End-User;

SDEA	means the agreement to be executed by the Parties with the scope to detail the responsibilities of each Party regarding safety information exchange and each Party’s pharmacovigilance obligations and tasks for the Product to ensure compliance with regulatory requirements, which may be modified, amended or supplemented from time to time by written agreement between the Parties;

Second Cap	has the meaning given in Paragraph 28.04(ii);

Second Source	means the company engaged, inter alia, in the field of manufacturing and selling of medicinal products which can be used by the Parties as an alternative Manufacturing and supplying source of the Product (including also for the Territory) to be validated pursuant to the terms and conditions of this Agreement;

Specifications	means the technical specifications and testing methods for the Product approved by the relevant Regulatory Authority. Specifications may be added or amended or updated, and in any case approved by the relevant Regulatory Authority, from time to time with mutual written consent of the Parties;

Strength(s)	means collectively the Strength 1, Strength 2 and Strength 3;

Strength 1	means the Product in [***] form intended for [***];

Strength 2	means the Product in [***] form (or any other dosage form) intended for [***];

Strength 3	means the Product in any dosage form or delivery system different from Strength 1 and Strength 2 developed by ARS, intended for [***];

Sublicensee	means those Third Parties to be appointed by Recordati, if deemed necessary by Recordati, for the Commercialization of the Product within one or more countries in the Territory;

Supply Price	means the supply price set out in Annex 6;

Tax Withholding Documents	means documents prepared by ARS in order for ARS to obtain benefits under applicable tax treaty or domestic provisions, including the reduction or exemption from any withholding tax and the procurement of any available tax refunds, as described in Paragraph 32.02;

Technical and Quality Agreement	means the agreement to be executed by the Parties which sets out among other things the Parties’ respective responsibilities for each step of the activities involved in the quality control of the Product and the communication processes between the Parties with respect thereto, which may be modified, amended or supplemented from time to time by written agreement between the Parties;

Technology Transfer Activity	means all of the activities necessary for reproducing the Manufacturing activities of the Product as described in the approved Dossier and according to the Specifications;

Term	has the meaning given in Paragraph 44.01;

Terminated Party	has the meaning given in Paragraph 45.01;

Terminating Party	has the meaning given in Paragraph 45.01;

Territory	means collectively the EU Territory, the Ex-EU Territory and the UK;

Tier 1 Royalty	has the meaning given in Paragraph 28.02(i);

Tier 2 Royalty	has the meaning given in Paragraph 28.02(ii);

Tier 3 Royalty	has the meaning given in Paragraph 28.02(iii);

Third Cap	has the meaning given in Paragraph 28.04(iii);

Third Party	means a Person other than a Party or an Affiliate of a Party;

Third Party Claim	has the meaning given in Paragraph 41.01;

Trademarks	means with regard to a certain country of the Territory, all marks, logos, trademarks and brand names designated by a Party to Commercialize the Product within one or more countries of the Territory;

UK	means the United Kingdom (including, for the avoidance of doubt, the Channel Islands, the Isle of Man and Gibraltar);

UK Marketing Authorization	means any and all marketing authorizations and other similar forms of licenses and permits that are obtained by the competent Regulatory Authority in the UK as necessary for the Commercialization of the Product within the UK.

2.02	In this Agreement:

(i)	words denoting the singular include the plural and the other way round;

(ii)	words denoting one gender include each gender and all genders; and

(iii)	the headings are for convenience only and do not affect the interpretation of this Agreement.

2.03	In this Agreement, unless otherwise specified or the context otherwise requires, a reference to:

(i)

a document, instrument or agreement (including, without limitation, this Agreement) is a reference to any such document, instrument or agreement as modified, amended, varied, supplemented or novated from time to time;

(ii)	a Section, a Clause or a Paragraph or an Annex is a reference to a section, a clause, a paragraph or an annex of this Agreement and a reference to this Agreement includes the Annexes; and

(iii)

a provision of any statute or other legislation is to be construed as a reference to such provision as amended or re-enacted or as its application is modified from time to time (whether before or after the date of this Agreement) and shall include a reference to any provision of which it is a re-enactment (whether with or without modification) and to any orders, regulations, instruments or other subordinate legislation (and relevant codes of practice) made under the relevant statute or other legislation except to the extent that any amendment or re-enactment coming into force after the date of this Agreement would increase or extend the liability of any Party to any other Person under this Agreement.

SECTION II – SCOPE OF THIS AGREEMENT

3.	GRANT OF LICENSE

3.01

On and subject to the terms and conditions set out in this Agreement, ARS hereby grants to Recordati an exclusive (even as to ARS and to ARS’ Affiliates, except as expressly set forth herein), royalty-bearing, sublicensable (as provided in Clause 3.03) license under the Patents until expiration of the last-to-expire Patent and under the ARS Intellectual Property Rights other than Patents during the Term to (i) perform Recordati’s Development Activities on the Product for Commercialization in the Territory, (ii) Manufacture (or have Manufactured) the Product for Commercialization in the Territory, (iii) file and hold Regulatory Approvals for the Product in the Territory, and (iv) Commercialize the Product in the Territory (the License).

3.02

Without prejudice to the License granted to Recordati pursuant to Clause 3.01 above, ARS shall have and retain (a) all rights to practice, and to grant licenses under, the ARS Intellectual Property Rights outside the Territory, for any and all purposes, and (b) the right to develop and Manufacture (or have Manufactured) the Product in the Territory:

(i)	in order to exercise its rights and fulfill its obligations set out in this Agreement; and

(ii)	for the purpose of developing, filing for and obtaining regulatory approvals for and Commercializing the Product outside the Territory.

3.03

Recordati shall have the right to grant sublicenses of the rights granted under the License to (i) any Affiliate with written notice to ARS; (ii) any Third Party in countries of the Territory outside the Key-Countries with written notice to ARS; and (iii) any Third Party in the Key-Countries with the prior written consent of ARS, [***] subject to, and consistent with, the terms and conditions of this Agreement. Recordati shall ensure that each agreement with a Sublicensee grants ARS all rights with respect to data, results and Intellectual Property Rights made or generated by such Sublicensee as if such data, results and Intellectual Property Rights were made or generated by Recordati. Recordati shall be responsible for the compliance of its Sublicensees with the terms and conditions of this Agreement.

3.04

Subject to the terms and conditions of this Agreement, Recordati hereby grants to ARS, with the right of ARS to grant to its licensees with respect to the Products outside the Territory through multiple tiers, the royalty-free, fully-paid, irrevocable, perpetual right to cross-reference Marketing Authorizations and other regulatory filings of Recordati and its Affiliates and Sublicensees with respect to the Products in the Territory (and data included in such regulatory filings) solely for the purpose of (i) obtaining regulatory approval supporting Commercialization activities for Products outside the Territory, and/or (ii) fulfilling its obligations set out in this Agreement.

3.05

Subject to the terms and conditions of this Agreement, ARS hereby grants to Recordati, with the right of Recordati to grant to its Affiliates and Sublicensees with respect to the Products within the Territory through multiple tiers, the royalty-free, fully-paid, irrevocable, perpetual right to cross-reference Marketing Authorizations and other regulatory filings of ARS and its Affiliates and licensees with respect to the Products outside the Territory (and data included in such regulatory filings) solely for the purpose of (i) obtaining regulatory approval supporting Commercialization activities for Products within the Territory, and/or (ii) fulfilling its obligations set out in this Agreement.

3.06

Except as set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Intellectual Property Rights owned or controlled by the other Party. Neither Party shall, nor shall it permit any of its Affiliates or sublicensees to, practice any Intellectual Property Rights licensed to it by the other Party outside the scope of the licenses granted to it under this Agreement.

4.	LICENSE EXCLUSIVITY PERIOD

4.01	On the terms and conditions set out in this Agreement, starting from the Effective Date and up to the expiration (or the termination) of this Agreement, ARS undertakes:

(i)	not to grant any further licenses or rights to any Third Party (including, without limitation, its Affiliates) which are encompassed by the License; and

(ii)	not to exercise (and cause its Affiliates not to exercise) any of the rights encompassed by License, except as expressly provided herein.

5.	IMPROVEMENTS

5.01

In the event that during the Term, ARS conceives an Improvement concept (each a Concept) ARS will [***] deliver to Recordati a written proposal to commence cooperating on the Concept development activity (the Concept Development Activity) which shall include, inter alia, a complete written disclosure of the Concept.

5.02	Should Recordati be willing to cooperate with ARS on the Concept Development Activity, the Parties shall commence good faith negotiation of a separate agreement setting out the Parties’:

(i)	obligations in respect to the Concept Development Activity; and

(ii)	rights in respect to the possible Improvement arising out of the Concept Development Activity.

5.03

In case Recordati does not indicate willingness to cooperate on the Concept Development Activity within a [***] period starting from the date on which ARS delivered to Recordati the proposal set out in Paragraph 5.01 above or the Parties are unable to agree on the terms and conditions of the separate agreement described in Paragraph 5.02 above within a [***] period starting from the date on which the ARS delivered to Recordati the proposal set out in Paragraph 5.01 above, ARS shall have the right (but not the obligation) to carry out the Concept Development Activity at its own costs and risk.

5.04

In the event that the Improvement arising out of the Concept Development Activity carried out by ARS pursuant to Paragraph 5.03 above can be reasonably utilized in the Territory, ARS shall deliver to Recordati a written proposal to exploit the rights under such Improvement in the Territory.

5.05

Should Recordati be willing to exploit the Improvement described ARS proposal pursuant to Paragraph 5.04 above, the Parties shall negotiate in good faith the terms and conditions according to which ARS will license to Recordati the rights to exploit such Improvement in the Territory.

5.06

In case the Parties are unable to agree on the terms and conditions of the license agreement described in Paragraph 5.05 above within a [***] period starting from the date on which the ARS delivered to Recordati the proposal set out in Paragraph 5.04 above, neither Party shall exploit such Improvement in the Territory.

5.07

It is acknowledged by the Parties that any improvement, which either does not have any impact on the Dossier or the impact on the Dossier is limited to regulatory variations which do not imply any clinical or material development, will not be considered an Improvement and the rights to such any improvement shall be included in the rights granted to Recordati pursuant to this Agreement without any additional charge. For clarity, the following modifications to the Product cannot be considered as an Improvement:

(i)	any change in the size or to the shape or to the appearance of the device, also in order to comply with the new Medical Device Regulation, while keeping the same function as the approved device;

(ii)	any change in the Manufacturing process or in the Raw Material with the scope to reduce costs or increase efficiency of the Manufacturing process;

(iii)	any change in the device with the scope to increase the compliance of the administration.

SECTION III – DEVELOPMENT AND REGULATORY MATTERS

6.	DEVELOPMENT OF THE PRODUCT IN THE TERRITORY

6.01

As of the Effective Date, to ARS’ knowledge based upon feedback ARS has received from EMA, the studies of Strength 1 that it has completed are the only studies of Strength 1 that would be required by EMA to grant the EU Marketing Authorization for the Strength 1.

6.02	ARS undertakes to:

(i)	perform [***]:

(a)	the Remaining Strength 1 Studies;

(b)	the Remaining Strength 2 Studies and

(c)

the Remaining Strength 3 Studies (if Strength 3 is required by EMA and provided that ARS and Recordati agree to make Commercially Reasonable Efforts to renegotiate or modify the Paediatric Development requirements for Strength 3, in good faith, irrespective of the Party who is the Marketing Authorization Holder, with EMA or other Regulatory Authorities in the Territory after approval of either Strength 1 or Strength 2);

(ii)	use Commercially Reasonable Efforts to complete:

(a)	the Remaining Strength 1 Studies by no later than the end of the [***] accordance with the timeline set out in Annex 5;

(b)

the Remaining Strength 2 Studies with a view to allowing submission of the post-approval variation to the EU Marketing Authorization and to the UK Marketing Authorization by [***] and the related stability studies of the Strength 2 by [***] in accordance with the timeline set out in Annex 4; and

(c)	the Remaining Strength 3 Studies (if Strength 3 is required by EMA) by [***] in accordance with the timeline set out in Annex 4 or as otherwise required by EMA.

6.03	The Parties agree that the following development activities and the related development costs shall be borne according to the following scheme:

(i)

any studies requested by the EMA to be performed before the grant of the EU Marketing Authorization for Strength 1, Strength 2 and Strength 3, and/or by the MHRA before the grant of the UK Marketing Authorization, shall be performed by ARS at its own costs;

(ii)

any post-approval studies requested by the relevant Regulatory Authority to be performed after the grant of an EU Marketing Authorization for the Product (Strength 1, Strength 2 and Strength 3), and/or after the grant of the UK Marketing Authorization shall be performed by Recordati at its own costs (in case such studies are required also outside the Territory, the Parties shall discuss in good faith how to split the costs of such studies); and

(iii)

any studies requested by Regulatory Authorities other than the EMA and the MHRA to grant the Ex-EU Marketing Authorization or after the grant of the Ex-EU Marketing Authorization for the Product, shall be performed by Recordati at its own costs.

(iv)

The Parties shall discuss in good faith the way to conduct such requested studies, provided that (a) the Parties shall cooperate and implement risk minimization activities in order to reduce the potential impact on the business of both Parties, and (b) each Party shall have the final say on the manner to conduct the study that has to be performed by such Party.

6.04	For the avoidance of doubt, the results and all Intellectual Property Rights arising from:

(i)	the activities set out under Paragraph 6.03(i) above shall be the exclusive property of ARS and included in the License;

(ii)

the activities set out under Paragraphs 6.03(ii) and 6.03(iii) above shall be New IP subject to Paragraph 43.01 and included in the License but Recordati shall have the royalty-free, fully paid-up right (with the right to sublicense) to use such New IP for the Territory during the Term.

7.	REGULATORY ACTIVITIES IN THE TERRITORY

7.01

As of the Effective Date, based upon the Feedback and the Minutes, ARS plans to submit the application for the EU Marketing Authorization for the Strength 1 to the EMA on the legal basis of article 8(3) of the EU Directive 2001/83/EC.

7.02

Notwithstanding the provision set out in Paragraph 7.01 above, in order to avoid any possible delays after submission of the EU Marketing Authorization application for the Strength 1 to the EMA pursuant to the provision set out in Paragraph 7.03 and Paragraph 7.04(i) below, ARS, starting from the Effective Date, undertakes to promptly commence also:

(i)	the preparation of a Dossier and other documentation required under article 10(a) of the EU Directive 2001/83/EC;

(ii)

the activities necessary in order to allow the UniDose System as described in the Dossier to be compliant to the EU Regulation 2017/745 by [***] and promptly provide Recordati with the documentation necessary to evidence such compliance in accordance with the relevant EU guidelines as soon as available, and in any event by no later than [***].

7.03

Starting from the Effective Date, ARS and Recordati undertake to discuss in good faith the most appropriate legal basis for the submission of the EU Marketing Authorization application for the Strength 1 to the EMA. ARS shall provide Recordati the comments of Rapporteur and of Co-Rapporteur on the Minutes and the final minutes and, also based on such comments, Parties shall finally determine the legal basis for the application for the EU Marketing Authorization for the Strength 1 to the EMA, which may include a different type of submission to be made in accordance with article 10(a) of the EU Directive 2001/83/EC.

7.04	ARS undertakes to:

(i)

submit the application for the EU Marketing Authorization for the Strength 1 to the EMA, using Commercially Reasonable Efforts to do so on [***] and in any case [***], with a view to obtaining a positive validation of such submission from the EMA; provided that should EMA raises questions during validation, ARS undertakes to take any action needed to address such questions, including promptly changing the legal basis of the submission (if needed).

(ii)

submit the application for the UK Marketing Authorization for the Strength 1 to the MHRA, using Commercially Reasonable Efforts to do so no later than [***], with a view to obtaining a positive validation of such submission from the MHRA;

(iii)	include in the applications set out in points (i) and (ii) above, 2 (two) Trademarks respectively indicated and owned by ARS and Recordati;

(iv)	manage the regulatory process with an aim to obtain EU Marketing Authorization and the UK Marketing Authorization in a timely manner;

(v)

promptly – after the grant of the EU Marketing Authorization and of the UK Marketing Authorization of the Strength 1, even at different times and upon written request by Recordati – transfer to Recordati the ownership of each such Marketing Authorizations in order for Recordati to become the Marketing Authorization Holder;

(vi)

deliver to Recordati a copy of the Dossier as submitted to EMA and the MHRA pursuant to points (i) and (ii) above and all the following documentation and/or information and/or correspondence with those Regulatory Authorities even at different times, that is useful or required for regulatory purposes in the Territory; and

(vii)	promptly cooperate with Recordati in order to implement the changes, modifications and/or updates to the Dossier requested by any Regulatory Authority of the Territories concerning the Product.

7.05	After the completion of the activity set forth in Paragraph 7.04(v) and 7.04(vi) above, Recordati undertakes to:

(i)

use Commercially Reasonable Efforts to submit the application for the post-approval variation to the EU Marketing Authorization and to the UK Marketing Authorization of the Strength 2 and/or Strength 3, with an aim to obtain such Regulatory Approvals in a timely manner;

(ii)

use Commercially Reasonable Efforts to submit the application for the Ex-EU Marketing Authorization for the Product on a country-by-country basis to the Regulatory Authorities in the Ex-EU Territory in the time frame as defined by Recordati taking into account the commercial impact on a country-by-country basis; and

(iii)	comply with all regulatory activities that are required to a Marketing Authorization Holder under Applicable Laws.

7.06

The Parties acknowledge that any regulatory activities pursuant to Paragraph 7.01 and 7.05 above need the collaboration of both Parties in order to be successfully completed. As such, the Parties agree that:

(i)

promptly by no later than [***] from the Effective Date, ARS shall deliver to Recordati the latest version of the Dossier together with any other documentation and/or information in ARS’s possession and Control that is useful or required for the purpose of obtaining Regulatory Approvals in the EU Territory, or complying with all Applicable Laws, with respect to the Product;

(ii)	within [***] following receipt of the documentation set out in Paragraph 7.06(i) above, Recordati shall review such documentation and provide comments to ARS;

(iii)	promptly after the comments provided by Recordati to ARS, ARS shall review such comments and:

(a)	in case of agreement, ARS shall promptly implement such comments; or

(b)	in case of disagreement between the Parties, the matter will be promptly addressed to the JSC; and

(iv)

after the submission of the application for the EU Marketing Authorization and the UK Marketing Authorization, ARS will promptly provide Recordati with all documentation and communications with respect to the Product received from the Regulatory Authorities and with all ARS’ drafts documents with respect to the Product in response to such Regulatory Authorities, for Recordati’s review. The provisions set out in Paragraphs 7.06(ii) to 7.06(iii) above shall apply mutatis mutandis.

8.	REGULATORY COSTS

8.01	[***] will bear:

(i)

all of the Regulatory Authorities’ fees relating to the applications, filing, obtainment, variations and transfer of the Marketing Authorizations in the Territory and all the costs for maintenance of such Marketing Authorizations in the Territory; and

(ii)

Third Parties costs related to regulatory activities conducted by ARS upon Recordati’s written request, to support Recordati for the applications, filing, obtainment, variations and transfer of the Marketing Authorizations in the Territory; for the avoidance of doubt, ARS acknowledges that any costs relating to Third Party appointed by ARS without the prior written request of Recordati will be fully borne by ARS.

8.02	[***] undertakes:

(i)

in the event Recordati, Recordati’s Affiliates or a Sublicensee, following Commercialization of the Product in the EU Territory and UK, receives from EMA and/or MHRA a mandatory requirement to modify the Dossier, [***], will make its Commercially Reasonable Efforts to support [***] to promptly submit such modification to EMA and/or MHRA (as the case may be) in order to implement such modification, provided however that ARS undertakes to supply the Product under the current Dossier until the aforementioned modifications are implemented and approved by EMA and/or MHRA (as the case may be);

(ii)

in the event Recordati, Recordati’s Affiliates or a Sublicensee, following Commercialization of the Product in the Ex-EU Territory, receives from any Regulatory Authority in the Ex-EU Territory a mandatory requirement to modify the Dossier, [***], will make its Commercially Reasonable Efforts to support [***] to promptly submit such modification to the relevant Regulatory Authority in the Ex-EU Territory in order to implement such modification, provided however that [***] undertakes to supply the Product under the current Dossier until the aforementioned modifications are implemented and approved by the relevant Regulatory Authority in the Ex-EU Territory; and [***] shall reimburse all external costs incurred by [***] to conduct such modifications, provided such items and costs are discussed and agreed upon in advance between [***] and [***];

(iii)

in the event Recordati deems appropriate to implement certain modifications to the Dossier, including changes in the design, Manufacturing or packaging, [***], at [***], will make its Commercially Reasonable Efforts to support [***], to promptly submit such modification to relevant Regulatory Authority of the Territory in order to implement such modification; provided however that [***] undertakes to supply the Product under the current Dossier until the aforementioned modifications are implemented and approved by the relevant Regulatory Authority;

(iv)	in the event ARS deems appropriate to implement certain modifications to the Dossier (including, for the avoidance of doubt, changes of the Product suppliers listed in Clause 9 below), ARS will:

(a)	promptly request in writing [***] implement such modifications [***];

(b)

[***], promptly submit all the documentation concerning such modification to the Marketing Authorization Holder in order to allow such Marketing Authorization Holder to file such documentation with the relevant Regulatory Authority; and

(c)	[***],

provided however that ARS undertakes to supply the Product under the current Dossier until the aforementioned modifications are implemented and approved by the relevant Regulatory Authority.

8.03	For the avoidance of doubt, the Parties acknowledge that the changes and modifications arising out of:

(i)	the activities set out under Paragraph 8.01 shall be the exclusive property of Recordati and ARS shall have the rights set forth in Paragraph 3.04 to such changes and modifications;

(ii)

the activities set out under Paragraph 8.02 shall be the exclusive property of ARS and included in the License and Recordati shall have the rights set forth in Paragraph 3.05 to such changes and modifications

SECTION IV – MANUFACTURING OF THE PRODUCT

9.	MANUFACTURING UNDERTAKINGS

9.01	On the terms and conditions set out in this Agreement, ARS undertakes to [***]:

(i)

[***] to supply – pursuant to the term of the [***] Supply Agreement – to [***] the Excipient as described in the Dossier to be supplied in adequate quantities and adequate lead time in order to allow the Manufacture of the Product pursuant to the provisions set out in Paragraph 9.01(v) below;

(ii)

[***] (or any other supplier following approval in the Dossier) to supply to [***] the glass vial as described in the Dossier to be supplied in adequate quantities and adequate lead time in order to allow the Manufacture of the Product pursuant to the provisions set out in Paragraph 9.01(v) below and pursuant to the Applicable Laws;

(iii)

[***] (or any other supplier following approval in the Dossier) to supply to [***] the [***] (or equivalent system) as described in the Dossier to be supplied in adequate quantities and adequate lead time in order to allow the Manufacture of the Product pursuant to the provisions set out in Paragraph 9.01(v) below and pursuant to the Applicable Laws (including, for the avoidance of doubt, the Medical Device Regulation);

(iv)

[***] (or any other supplier following approval in the Dossier) to supply to [***] the Compound as described in the Dossier to be supplied in adequate quantities and adequate lead time in order to allow the Manufacture of the Product pursuant to the provisions set out in Paragraph 9.01(v) below and pursuant to the Applicable Laws;

(v)	[***] (or other contract manufacturer engaged by ARS in accordance to this Agreement) to:

(a)

use its Commercially Reasonable Effort to Manufacture – by no later than first Calendar Quarter [***] – scale-up pilot batches of the Product in compliance with the Applicable Laws (including, but not limited to, all applicable cGMP standards) and prepare and deliver to Recordati the relevant documentation to be used for the updating of the Dossier;

(b)

use its Commercially Reasonable Effort to devote adequate Manufacturing capacity to be capable of Manufacturing and supplying the Product for the Territory to Recordati in accordance with the terms and conditions of this Agreement;

(c)	purchase the Raw Materials in sufficient quantities to enable the continued Manufacturing of the Product for the Territory in accordance with the terms and conditions of this Agreement;

(d)	Manufacture, supply, store and test the Product for the Territory (including disposing of all waste and other materials) in compliance with the terms and conditions of:

(1)	this Agreement;

(2)	the Dossier and the Specifications;

(3)	the Technical and Quality Agreement; and

(4)	the Applicable Laws relating to the Manufacturing and supplying of the Product, including, but not limited to, all applicable cGMP standards and/or guidelines and cGDP;

(e)	maintain records to allow performance of a complete batch history via batch tracing of the Product for the Territory; and

(f)

keep on file for the relevant Product shelf life such Manufacturing records and analytical results pertaining to the Manufacture of each lot of the Product for the Territory as are required under the Dossier.

10.	LABELLING AND PACKAGING

10.01

Starting from the Effective Date and up to the expiration or termination of this Agreement, Recordati grants to ARS the non-exclusive, paid-up, royalty-free, transferable license to use the Recordati Livery and the Recordati’s Trademarks which ARS is requested to use in order to perform its obligation set out in this Agreement.

10.02	For the avoidance of doubt, ARS acknowledges that ARS will not acquire, in whatsoever manner, any rights or interests in the Recordati Livery and/or Recordati’s Trademarks.

10.03	ARS undertakes:

(i)	not to use (or have used) the Recordati Livery and/or Recordati’s Trademarks for any purpose other than the fulfilment of ARS’ obligations set out in this Agreement;

(ii)	not to make, or cause to be made, changes, modifications and/or updates to the Recordati Livery and/or Recordati’s Trademarks;

(iii)	not to use nor register any trademarks which, in any way, might conflict with or imitate the Recordati’s Trademarks and to refrain from acting in a way which could diminish their value;

(iv)

to make it explicitly clear to its employees and to [***] (or other contract manufacturer engaged by ARS in accordance to this Agreement) that the ownership of the Recordati Livery and/or Recordati’s Trademarks vest and belong exclusively to Recordati; and

(v)	to promptly notify Recordati in writing, of any infringement, counterfeiting or passing off [***] of the Recordati’s Trademarks of which ARS becomes aware.

10.04	ARS undertakes to [***] (or other contract manufacturer engaged by ARS in accordance to this Agreement) to:

(i)	label and package the Product for the Territory using the Recordati Livery;

(ii)

procure that serialisation and aggregation of the Product or other measures implemented pursuant to Anti-Falsification Regulations will be carried out in accordance with the Technical and Quality Agreement, the Applicable Laws including, but not limited to, all applicable cGMP standards and/or guidelines and cGDP; and

(iii)	support at its own costs and in compliance with the Anti-Falsification Regulations and the Applicable Laws, the implementation of the serialization data exchange with Recordati.

10.05	The Parties acknowledge that the Marketing Authorization Holder shall be responsible, at its own costs for:

(i)

the creation of the serial codes pursuant to the Anti-Falsification Regulations to be provided to [***] (or other contract manufacturer engaged by ARS in accordance to this Agreement) during the Term; and

(ii)	the uploading of master data and such serial codes into the European Hub (EMVS) or into the system foreseen by the Anti-Falsification Regulations in force on a Territory country-by-country basis.

10.06	ARS further undertakes to [***] (or other contract manufacturer engaged by ARS in accordance to this Agreement):

(i)	not to use any labels, packages or other materials containing the Recordati Livery for any other products; and

(ii)	to store the Recordati Livery and pack inventory of the same in compliance with the terms and conditions of:

(a)	this Agreement;

(b)	the Dossier;

(c)	the Technical and Quality Agreement; and

(d)	the Applicable Laws relating to the storage of the Product, including, but not limited to, all applicable cGMP standards and/or guidelines and cGDP.

11.	QUALITY TEST OF THE PRODUCT

11.01	ARS undertakes to [***] (or other contract manufacturer engaged by ARS in accordance to this Agreement) to:

(i)	test the Compound, the Raw Material, the [***] (or equivalent system approved in the Dossier) and the Product for the Territory according to the Dossier and the Specifications; and

(ii)

perform in process and final quality controls on the Product for the Territory according to cGMP and to the Specifications set forth in the Dossier and the Technical and Quality Agreement and shall approve the release of the Product in accordance with EU cGMP prior to shipment of the Product to Recordati by means of issuing of a CoA and a CoC.

12.	AUDIT OF PRODUCT MANUFACTURING FACILITIES

12.01

Upon reasonable prior notice to ARS and during regular business hours, Recordati or the entity designated by Recordati and reasonably acceptable to ARS shall have the right [***] to audit the Product’s Manufacturing facility, including the access to the Manufacturing, packaging, warehousing and laboratory areas related to the Manufacture of the Product for the Territory, to check the compliance with Applicable Laws, cGMP and cGDP with the provisions of this Agreement and the Technical and Quality Agreement (also for the purpose of qualifying such Manufacturing facility). This right for Recordati and/or the entity designated by Recordati includes access to audit documents and records relating to the performance of the Manufacture of the Product for the Territory.

12.02

ARS shall, within [***] of any written notice of any deficiencies discovered during such inspection, respond to Recordati with a plan to remedy any deficiencies within a reasonable time which may be noted in any such audit.

12.03

ARS will maintain all legally required and proper records relating to the Manufacture of the Product for the Territory in accordance with industry practice and, if required in writing by Recordati, will provide Recordati with copies of such records relating to all stages of the Manufacturing and supplying of the Product for the Territory.

12.04

In addition to the above, ARS undertakes to promptly notify Recordati in writing, in accordance with the Technical and Quality Agreement, of any inspection of the Product Manufacturing facility requested or proposed or scheduled with any governmental authority that relates to the Product or to general matters at the Product Manufacturing facility that might affect the Product for the Territory.

12.05

Pursuant to the provisions of Paragraph 12.04 above, ARS undertakes to ensure that any implementation requested by any governmental authority’s audit report to the Product Manufacturing site will be [***] fulfilled [***].

13.	TECHNOLOGY TRANSFER

13.01

ARS acknowledges that it is of the Parties’ best interest that a second Manufacturing and supplying source of the Product is validated and thus ARS undertakes to use Commercially Reasonable Efforts to qualify a Second Source at its [***] discretion.

13.02

Notwithstanding the provisions set out in the above Paragraph 13.01, Recordati may appoint a Second Source for the Manufacturing of the Product for its Territory. In such a case, ARS undertakes to use its Commercially Reasonable Effort in assisting Recordati and the Second Source appointed by Recordati, in the completion of the Technology Transfer Activities required to allow such Second Source to Manufacture technology transfer batches of the Product and to prepare the relevant documents for the updating of the Dossier.

SECTION V – SUPPLY OF THE PRODUCT

14.	SUPPLIER APPOINTMENT

14.01	On the terms and conditions set out in this Agreement, Recordati hereby appoints ARS, who accepts, as its supplier for the Commercialization of the Product within the Territory.

14.02	The Parties agree that, as a result of the appointment set out in Paragraph 14.01 above:

(i)	the Parties shall enter into purchase agreements under which ARS shall sell to Recordati and Recordati shall purchase from ARS, the Product (each a Product Purchase Agreement); and

(ii)	Recordati or its Affiliates or its Sublicensees shall Commercialize the Product to wholesalers or to or any other user or consumer of the Product, within the Territory (the End-Users).

15.	SUPPLY EXCLUSIVITY PERIOD

15.01

On the terms and conditions set out in this Agreement, starting from the Effective Date and up to the expiration (or the termination) of this Agreement, ARS undertakes to Manufacture (or have Manufactured) and supply the Product for the re-sale into the Territory exclusively to Recordati, and Recordati undertakes to purchase all of its and its Affiliates’ and Sublicensees’ requirements of Product for the Territory from ARS.

16.	NON-COMPETE

16.01	Starting from the Effective Date and up to the later of (i) expiration the last Patent in effect or (ii) expiration of the Market Exclusivity Period, both Parties mutually agree to undertake:

(i)	not to develop, register, purchase and/or Commercialize in the Territory any pharmaceutical products: (a) [***]; and (b) [***]; and

(ii)	to discontinue and not initiate any discussions with any other Third Party regarding the business arrangements contemplated hereby in the Territory.

17.	PRODUCT PRE-LAUNCHING PERIOD

17.01	Without prejudice to the provision set out under Paragraph 18.01 below, the Parties agree to collaborate with each other in order for Recordati to be able to launch the Product as soon as possible.

17.02

No later than [***] prior to the expected First Launching Date, Recordati shall submit to ARS a PO (as defined below) for a quantity of Product (Strength 1) which Recordati deems appropriate to fulfill Recordati’s expected requirements of the Product (Strength 1) during the launch period as well as the [***] Forecast covering the requirements of the [***] starting from the First Launching Date in accordance with Paragraph 18.01.

17.03

No later than [***] prior to the expected Second Launching Date, Recordati shall submit to ARS a PO for a quantity of Product (Strength 2) which Recordati deems appropriate to fulfill Recordati’s expected requirements of the Product (Strength 2) during the launch period and shall incorporate in the then current Forecast (in accordance with Paragraph 18.01) the requirements of Strength 2 for the [***] starting from the Second Launching Date.

17.04

No later [***] prior to the expected New Launching Date, Recordati shall submit to ARS a PO for a quantity of Product (Strength 3) which Recordati deems appropriate to fulfill Recordati’s expected requirements of the Product (Strength 3) during launch period and shall incorporate in the then current Forecast (in accordance with Paragraph 18.01) the requirements of Strength 3 for the first [***] starting from the New Launching Date.

17.05	For avoidance of doubt, the above Pre-Launching Period POs shall be on a country-by country basis, and shall be binding.

18.	FORECAST AND ORDERS

18.01

With the submission by Recordati of the PO set out under Paragraph 17.02, 17.03 and 17.04 above, and every month thereafter, Recordati shall provide ARS with a written rolling forecast of Recordati’s expected requirements of Product on a country-by-country basis during the following [***] (each, a Forecast). For clarity, the initial rolling forecast that Recordati shall provide to ARS shall cover the [***] after expected First Launching Date.

18.02

Except for the first PO for each Strength as described under Clause 17 above, Recordati shall submit to ARS a written binding and irrevocable proposal to purchase the Product at [***] prior to the date of delivery set out in such order (each a PO). It is agreed that any PO shall, inter alia, include:

(i)	name of the Product including Presentation (per each Strength);

(ii)	the quantities of the Presentation (per each Strength) required on a country by country basis;

(iii)	the date by which the Presentation must be delivered and any delivery instructions;

(iv)	the delivery address;

(v)	the indication of the relevant Recordati Livery to be used to label and package the Presentation (per each Strength); and

(vi)	the Aggregate Supply Price.

18.03	The Parties acknowledge and agree that notwithstanding anything to the contrary:

(i)

the Forecast shall not be binding upon Recordati or ARS and shall be used for planning purposes only; however, the first [***] of Product forecasted in each Forecast delivered to ARS following the First Launching Date shall be binding upon ARS and Recordati unless otherwise agreed in writing by both Parties. In addition, starting from the first anniversary of the First Launching Date, if the PO related to the [***] of Product forecasted in each Forecast is lower by more [***] from the [***] of Product forecasted in the previous Forecast, Recordati shall be responsible for cost of the excess Product if ARS cannot sell such excess Product outside the Territory;

(ii)

each PO shall automatically be deemed binding if not rejected in writing by ARS within [***] following the issuance thereof and ARS shall not have the right to reject POs which comply with the provisions set out in this Agreement; and

(iii)

the Parties shall use their Commercially Reasonable Efforts in order to supply Product and to quickly react to the market demand of Products (or change thereof). However, ARS shall not be obligated to Manufacture or supply Recordati with Product in excess of [***] of the most recent [***] estimate of such Product provided to ARS in a Forecast.

19.	PRODUCT PURCHASE AGREEMENT

19.01	Recordati and ARS, shall be deemed to have entered into a Product Purchase Agreement upon the acceptance (or deemed acceptance) by ARS of the relevant PO.

19.02	Each Product Purchase Agreement shall be governed by:

(i)	the terms and conditions of the relevant accepted (or deemed accepted) PO;

(ii)	the terms and conditions of this Agreement;

(iii)	the terms and conditions of the Technical and Quality Agreement;

(iv)	Applicable Laws; and

(v)	the governing laws of specified in Section XVII.

19.03	In case of conflict or ambiguity between the provisions of the Product Purchase Agreement(s) and/or the provisions of this Agreement and/or the provisions of the Technical and Quality Agreement:

(i)

this Agreement shall prevail – unless it is expressly set out that a deviation from this Agreement has been agreed upon in the relevant PO – on all matters other than those matters strictly concerning the quality of the Product; and

(ii)	the Technical and Quality Agreement shall prevail on all matters strictly concerning the quality of the Product.

20.	DELIVERY

20.01	Unless otherwise agreed upon in the relevant Product Purchase Agreement, the delivery of the Product provided under each Product Purchase Agreement will be [***] contract manufacturer facility.

20.02	ARS shall be responsible, at its own costs and expenses, to apply for any prescribed permissions and to obtain documentation for the exportation and importation of the Product, if any.

20.03

ARS shall have the option to ship Product to Recordati up to [***] prior to date of delivery set out in each PO if [***] (or other contract manufacturer engaged by ARS in accordance to this Agreement) Manufactures and delivers Product up to [***] earlier.

20.04	For avoidance of doubt, ARS shall not accept any returns from Recordati except:

(i)	as pursuant to receipt of the Non-Fit for Use Notice per Clause 21 below; or

(ii)	for Products which have a minimum shelf life lower of [***] of the Product shelf life pursuant to the Specifications.

21.	QUALITY INSPECTION OF THE PRODUCT AND CLAIMS

21.01

ARS acknowledges that Recordati may, at its own expenses, inspect and test each and any shipment of Product delivered by ARS pursuant to this Agreement in order to determine whether such Product is compliant with the Specifications (the Inspection).

21.02	Any claim of Recordati on defects of the Product shall be made in writing and shall report the results of the relevant Inspection (the Non-Fit for Use Notice).

21.03	The Non-Fit for Use Notice will be sent to ARS within:

(i)	in case of patent defects (e.g. damages to the packaging of the Presentation), [***] from the discovery of such defects;

(ii)	in case of non-compliance of the Product with the Specifications, the earlier of: (a) [***] from the discovery of such defects; or (b) the elapsing of the relevant expiry date of such Product; or

(iii)

in case of latent defects which are not detectable by means of the Inspection, the earlier of: (a) [***] from the discovery of such defects; or (b) the elapsing of the relevant expiry date of such Product.

21.04	Within [***] from receipt of the Non-Fit for Use Notice, ARS shall carry out the necessary investigation to assess whether to accept the findings of the relevant Inspection (the Counter Inspection).

21.05	In the event the results of the Counter Inspection:

(i)	confirm the results of the relevant Inspection ARS shall, [***]:

(a)	replace the defective Product with shipping expenses at ARS’ charge; or

(b)	reimburse the Aggregate Supply Price to Recordati;

(ii)

do not confirm the results of the relevant Inspection and the Parties do not reach – within a reasonable period of time following receipt of the Non-Fit for Use Notice – an agreement on the conformity of the Product to the Specifications, then the Parties, shall submit, together with representative samples of the relevant batch of the Product, to the judgment of an independent neutral external Third Party laboratory to be mutually agreed between the Parties, acting reasonably. The outcome of the test shall be binding to the Parties and the Party who has been decided against will pay all expenses charged by the aforementioned independent neutral external Third Party laboratory. In case the aforementioned outcome of the test shall confirm the results of the Inspection, Paragraph 21.05(i) shall apply mutatis mutandis.

21.06

It is however understood that in any event of alleged defectiveness of the Product either accepted or not by ARS, the Parties shall use their Commercially Reasonable Efforts to co-operate in such a way to avoid the risk of out of stock for Recordati and to put ARS in the effective position to replace the disputed Product.

21.07

For the avoidance of doubt, it is agreed that the provision of Paragraph 21.02 above, shall apply also in case of supervening defects, in so far they are not attributable to the Recordati’s behavior or misuse of the Product.

22.	INABILITY TO SUPPLY

22.01

In the event that ARS cannot, or becomes aware that it will be unable to fulfil its Manufacturing and supply obligations set out in this Agreement for any reason – ARS undertakes to [***] notify Recordati in writing of such inability to Manufacture and supply the Product, stating the reasons thereof.

22.02

Following receipt of the notice set out in Paragraph 22.01 above and during the persisting of ARS’ inability to Manufacture and supply the Product to Recordati ARS shall allocate the available Product and existing stock of Product available to ARS (or its Affiliates) proportionally among ARS, Recordati and ARS’ licensees outside the Territory based upon the last [***] respective Commercialization in Presentation before the aforementioned inability to Manufacture and supply occurred.

22.03

Without prejudice to the provisions set out in Paragraph 22.02, if so requested by Recordati, ARS undertakes to use its Commercially Reasonable Efforts to fulfil its obligations set out in Clause 13 above.

SECTION VI – CONDITION PRECEDENT

23.	CONDITION PRECEDENT

23.01

Recordati’s undertaking set out under Section III, Section VII, Section IX, Clause 17 and Clause 18 of this Agreement, shall be conditional on the execution between ARS and [***] of a long term Manufacturing and supply agreement for the Product (the Conditions Precedent).

23.02	ARS acknowledges that the agreement set out under Paragraph 23.01 above shall not contain provisions conflicting with ARS undertakings set out in this Agreement.

23.03

ARS will promptly notify in writing Recordati upon becoming aware that the Condition Precedent has been satisfied transmitting complete executed copy of the relevant agreement set out under Paragraph 23.01 above.

SECTION VII – PAYMENTS

24.	UPFRONT PAYMENT

24.01

Recordati – as partial consideration for the License – undertakes to pay to ARS a one-time, non-refundable upfront payment equal to Euro 10,000,000 (ten million) upon execution of this Agreement, with payment terms at [***] from the date of receipt of the relevant invoice by ARS.

25.	REGULATORY MILESTONES

25.01

Following ARS written notice indicating that each of the below regulatory milestones has been achieved, Recordati – as partial consideration for the License – undertakes pay to ARS the following amounts:

(i)	[***] once the [***];

(ii)	[***];

(iii)	[***].

25.02

In accordance with the provision set out in Paragraph 25.01 above, ARS shall issue the invoice for the payment of each relevant regulatory milestone once due with payment terms at [***] from the date of receipt of the relevant invoice.

26.	LAUNCH MILESTONE

26.01	Recordati – as partial consideration for the License – undertakes to provide written notice and to pay to ARS the following amounts upon achievement of the below launch milestones:

(i)	Euro [***];

(ii)	Euro [***];

(iii)	Euro [***];

(iv)	Euro [***];

(v)	Euro [***].

26.02

In accordance with the provision set out in Paragraph 26.01 above, ARS shall issue the invoice for the payment of each relevant launch milestone once due with payment terms at [***] from the date of receipt of the relevant invoice.

27.	SALES MILESTONES

27.01	Recordati – as final consideration for the License – undertakes to pay to ARS the following amounts upon achievement of the below sales milestones:

(i)	Euro [***] when Annual Net Sales first reach Euro [***];

(ii)	Euro [***] when Annual Net Sales first reach Euro [***];

(iii)	Euro [***] when Annual Net Sales first reach Euro [***];

(iv)	Euro [***] when Annual Net Sales first reach Euro [***];

(v)	Euro [***] when Annual Net Sales first reach Euro [***].

27.02

In accordance with the provision set out in Paragraph 27.01 above, ARS shall issue the invoice for the payment of each relevant sales milestone once due with payment terms at [***] from the date of receipt of the relevant invoice.

27.03

For the avoidance of doubt, the Parties acknowledge that each of the sales milestones payment would be made only once. The sales milestones shall be additive, so that if multiple sales milestone events set out in Paragraph 27.01 above are achieved in the same Calendar Year, then the milestone payments for all such sales milestone events set out in Paragraph 27.01 above that are achieved shall become payable.

28.	SUPPLY PRICE AND ROYALTY

28.01	ARS shall supply the Product to Recordati at the relevant Supply Price set out in Annex 6.

28.02	Recordati shall pay to ARS tiered royalties quarterly on the Net Sales as follows:

(i)	[***] on the portion of Net Sales equal or below Euro [***] of Annual Net Sales (the Tier 1 Royalty);

(ii)	[***] on the portion of Net Sales above Euro [***] up to Euro [***] (the Tier 2 Royalty) of Annual Net Sales;

(iii)	[***] on the portion of Net Sales above Euro [***] (the Tier 3 Royalty) of Annual Net Sales.

28.03

Without prejudice to the provision set out in Paragraph 45.04 below, the Parties agree that – on a [***] – the total consideration to be paid by Recordati to ARS for all the Presentations cannot be higher than the Annual Cap.

28.04	The Parties acknowledge that on a Calendar Year basis:

(i)

If the sum of (a) the Tier 1 Royalty (after adjustment pursuant to Paragraph 28.05) plus (b) the Aggregate Supply Price for the Products sold that generated the Net Sales upon which the Tier 1 Royalty is calculated would exceed [***] of Annual Net Sales equal or below Euro [***] (the First Cap), then the Tier 1 Royalty for such Calendar Year shall be reduced as necessary so that such sum equals the First Cap;

(ii)

If the sum of (a) the Tier 2 Royalty (after adjustment pursuant to Paragraph 28.05) plus (b) the Aggregate Supply Price for the Products sold that generated the Net Sales upon which the Tier 2 Royalty is calculated would exceed [***] of Annual Net Sales above Euro [***] up to Euro [***] (the Second Cap), then the Tier 2 Royalty for such Calendar Year shall be reduced as necessary so that such sum equals the Second Cap;

(iii)

If the sum of (a) the Tier 3 Royalty (after adjustment pursuant to Paragraph 28.05) plus (b) the Aggregate Supply Price for the Products sold that generated the Net Sales upon which the Tier 3 Royalty is calculated would exceed [***] of Annual Net Sales above Euro [***] (the Third Cap), then the Tier 3 Royalty for such Calendar Year shall be reduced as necessary so that such sum equals the Third Cap.

28.05

The Parties acknowledge that, on a country-by-country basis, the Tier 1 Royalty, Tier 2 Royalty and Tier 3 Royalty shall be reduced by [***], should (and as long as) Competing Products collectively account for [***] or more of the in-market sales for the same indication for which the Products are marketed in such country on a [***] basis according to [***] data, either in unit or in volume, in a given country in the Territory; it being understood that in the event that the Competing Products no longer collectively accounts for [***] or more of all sales across all indications for which the Products are marketed in such country, then the reduction set out in this Paragraph 28.05 shall no longer apply.

28.06

In the event that the level of competition, patent protection or general commercial environment for the Product, on a country-by-country basis, materially affects the commercial viability of the Product in a country at the royalty rate applicable under Paragraph 28.05 above as shown in a written analysis provided by Recordati to ARS, the Parties shall negotiate in good faith an appropriate reduction to such royalty rates.

28.07

For the avoidance of doubt, ARS acknowledges that ARS will be responsible for any royalty payment due by ARS to Third Parties for the rights on the Product granted to ARS by such Third Parties (including [***]).

29.	REPORT

29.01	Within [***] after the end of each [***] following the First Launching Date, Recordati shall furnish to ARS its estimates of gross sales in the Key-Countries [***].

29.02

Within [***] after the end of each [***] following the First Launching Date, Recordati shall furnish to ARS a written report (the Royalty Report) showing in reasonably specifics detail, on a country-by-country and Presentation-by-Presentation basis, (example of which is attached hereto as Annex 7):

(i)	the gross sales of the Product during such [***] and the calculation of the Net Sales from such gross sales during such [***];

(ii)

based upon such Net Sales and pursuant to the provisions set out in Paragraphs 28.02, 28.03, 28.04, 28.05 and 28.06 above and on the data included in the ARS Report, the calculation of the royalty applicable during the relevant [***] (for any foreign currency conversion to Euro required for the calculation of the relevant royalty, such conversion shall be made at the average of such [***] rates normally recorded and used by Recordati);

(iii)	the withholding taxes, if any, required by the Applicable Laws to be deducted with respect to such Net Sales;

(iv)	the exchange rates, if any, used to determining the amount of local currency transformed in Euro; and

(v)

any further adjustment to the calculation of royalties in compliance with this Agreement as required to correct any mistake from previous calculations (including final calculation of the aggregate royalties due in each [***] under this Agreement which shall be adjusted using the average [***] foreign currency conversion to Euro rates normally recorded and used by Recordati for consolidation purposes).

30.	PAYMENT METHOD

30.01	ARS shall issue:

(i)	the invoice for the payment of the Aggregate Supply Price due to ARS under the relevant Product Purchase Agreement, upon shipment; and

(ii)	the invoice for the payment of the royalty set out in the Royalty Report, upon receipt of the Royalty Report.

30.02	Recordati shall pay:

(i)	the Aggregate Supply Price, within [***] from the date of receipt of the relevant invoice by ARS; and

(ii)	the royalty set out in the Royalty Report, within [***] from the date on which the relevant invoice has been received by Recordati.

30.03

All payments owed under this Agreement shall be paid in Euro in immediately available funds and shall be made by wire transfer to a United States of America or EU bank account held in the name of ARS (details of which will be set out in the relevant invoice).Recordati shall, upon ARS’ request, provide all reasonable details of currency conversion applied for calculation of the royalties due pursuant to Paragraph 29.02(ii) and 29.02(v) above.

31.	ACCOUNTING AUDIT

31.01

Upon the written request of a Party and no more than once in each [***], the other Party shall permit and independent certified public accounting firm of nationally recognized standing, selected by the requesting Party and reasonably acceptable to other Party, at the requesting Party’s expenses, to have access during normal business hours to such of the records of the other Party as may be reasonably necessary to verify the accuracy of the Royalty Reports for any year ending not more than [***] prior to the date of such request. The accounting firm shall be required to sign a confidentiality agreement for the benefit of, and in a form reasonably acceptable to, the other Party, and shall disclose to ARS and Recordati only whether the Royalty Reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

31.02	If such accounting firm concludes that:

(i)

additional payments were owed during the audited period by Recordati to ARS, Recordati shall pay such additional amounts within [***] after the date ARS delivers to Recordati (a) such accounting firm’s written report so concluding; and (b) the relevant invoice;

(ii)

Recordati has made overpayments during the audited period, ARS shall refund to Recordati the amount overpaid within [***] after the date Recordati delivers to ARS (a) such accounting firm’s written report so concluding, and (b) the relevant invoice.

31.03

The fees charged by the accounting firm shall be paid by requesting Party, except in the case of an audit by ARS of Recordati’s records, such audit discloses an underpayment by Recordati of more than [***] of the amount of payments due to ARS under this Agreement for any applicable [***], in which case, Recordati shall bear the cost of such audit.

31.04

The Parties shall treat all financial information subject to review pursuant to this Clause 31, as confidential information pursuant to the provision of Clause 47 below and shall cause the accounting firm to retain all such information in confidence.

32.	TAXES AND DUTIES

32.01

The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible and in compliance with Applicable Laws, taxes payable with respect to their arrangement under this Agreement and that they shall use Commercially Reasonable Efforts to cooperate and coordinate with each other to achieve such objective and intent. As such, if (i) Recordati is required to make a payment to ARS that is subject to a deduction or withholding of tax, and (ii) such withholding or deduction obligation arises as a result of an assignment of this Agreement by Recordati pursuant to Clause 54 below, then the sum payable by Recordati (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that ARS receives a sum equal to the sum that it would have received had no such assignment occurred. Notwithstanding the foregoing or anything herein to the contrary in this Agreement, if Recordati does not assign this Agreement pursuant to Clause 54 below, Recordati shall not have to increase any sum payable to ARS in respect to any deduction or withholding of tax which Recordati may become required to make on payments due to ARS under this Agreement following the Effective Date. The Parties shall cooperate to help ARS obtain benefits under any applicable tax treaty or domestic provisions, including the reduction or exemption from any withholding tax and the procurement of any available tax refunds.

32.02

If Recordati is required to withhold any tax from any payment made to ARS under this Agreement pursuant to the Applicable Laws, before making any such tax deduction or withholding, Recordati shall use Commercially Reasonable Efforts to provide ARS with 5 (five) days advance written notice of the intention to make such deduction or withholding, and shall use Commercially Reasonable Efforts to cooperate with any reasonable request from ARS to obtain reduction of or relief from such deduction or withholding. In case the Tax Withholding Documents are not available to Recordati at the due date of such payments to ARS or the Tax Withholding Documents provided by ARS to Recordati do not call for a complete exemption on withholding taxes, Recordati will (i) deduct applicable withholding taxes from the payment made to ARS, (ii) timely pay such taxes to the proper taxing authority, (iii) send proof of such withholding tax payment to ARS and certify its receipt by the taxing authority within [***] following such payment and (iv) to the extent that amounts are so deducted or withheld, and duly paid to the appropriate governmental authority in accordance with Applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to ARS. Recordati shall use Commercially Reasonable Efforts to assist ARS in filing for the refund, if any, of any withholding taxes paid within [***] following the receipt of the Tax Withholding Documents from ARS. Any such refund filing shall request that the amount of the refund be wired directly to an ARS authorized bank account.

SECTION VIII – FURTHER OBLIGATION OF THE PARTIES

33.	GOVERNANCE AND REPORTING

33.01

Pursuant to this Agreement, a Joint Steering Committee meeting to be held either by conference call or by physical meeting – at date, time, and location (if applicable) agreed by the Parties – shall be convened by either Party at least [***] for the first [***] after the First Launching Date and at least [***] thereafter (the JSC Meeting).

33.02

The JSC shall be comprised of at least [***]. A Party may change any one or more of its JSC representatives at any time upon written notice to the other Party. The representatives of the JSC will mutually agree on the schedule for JSC Meetings.

33.03

Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JSC. If a Party’s representative is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative.

33.04	The JSC will:

(i)	coordinate the activities of the Parties under this Agreement, and provide a forum for and facilitate communications between the Parties under this Agreement;

(ii)

discuss and determine a strategy for the development of the Product in the Territory, including, without limitation, discussion of the status of the Paediatric Development and/or any other clinical or non-clinical studies relating to the Product in the Territory;

(iii)	discuss Manufacturing and product supply relating to the Product in the Territory;

(iv)

monitor the progress of the regulatory procedures relating to the Product in the Territory including, without limitation, reviewing and coordinating strategy for regulatory filings for the Product in the Territory, and facilitate exchange of regulatory data for the Product;

(v)	inform the Parties on the Commercialization of the Product;

(vi)	discuss scientific publication and congresses strategies and plans related to the Product;

(vii)

evaluate in good faith each Parties comments to the other Parties’ regulatory strategy with a view to avoiding possible negative impacts on the regulatory strategy outside and inside of the Territory; and

(viii)	discuss any other matters that that both Parties mutually intend to discuss.

33.05

Records of all significant decisions of the JSC will be reflected in written minutes of the JSC Meetings that shall be prepared by ARS and circulated to all JSC representatives (who took part to the relevant meeting) for review and comment before being signed by all of the JSC Meeting representatives and filed as final records of the JSC Meeting.

33.06

All decisions of the JSC shall be made by [***], with each Party’s representatives collectively having one vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as to such matter within [***] after such matter was referred to the JSC, such disagreement shall be referred to the Chief Executive Officer of ARS and the Chief Executive Officer of Recordati (or the Senior Executive of Recordati appointed for the purpose) for resolution as follows:

(i)

if such matter relates [***], the Chief Executive Officer of [***] shall be entitled to make the final decision regarding such matter; provided that such decision shall be consistent with the terms and conditions of this Agreement;

(ii)

if such matter relates to the [***], the Chief Executive Officer of [***] shall be entitled to make the final decision regarding such matter; provided that such decision shall be consistent with the terms and conditions of this Agreement; and

(iii)

the JSC shall have only such powers as are expressly assigned to it in this Agreement, such powers shall be subject to the terms and conditions of this Agreement, and the JSC shall not have the power to amend or modify this Agreement.

34.	PHARMACOVIGILANCE AND RECALL

34.01

Following the Effective Date, the Parties shall enter into good faith negotiation for the implementation of a SDEA. The Parties’ respective rights, obligations and responsibilities relating to pharmacovigilance, safety data exchange and reporting shall be handled in accordance with the provisions of such SDEA to be entered into between the Parties within [***] from the Effective Date, being understood that from the Effective Date, ARS shall forward to Recordati any received or known safety information along with the relevant English translation within [***]. Once executed and effective between both Parties, the SDEA, shall be deemed to be an ancillary agreement to this Agreement, shall be governed exclusively by its own terms and conditions and shall be deemed to be several and independent from this Agreement. In the event of a conflict between any of the provisions of the SDEA and this Agreement, the latter shall prevail and apply, except if the conflict is with a provision having as object pharmacovigilance or safety data exchange or reporting matters to which the provision of the SDEA shall always prevail and apply.

34.02	In any event of request of Recall of the Product, the Parties shall comply with the Recall procedure set out in the Technical and Quality Agreement.

34.03	If the Recall is found to be the fault of:

(i)

ARS (in case of disagreement between the Parties, the matter shall be referred to the external laboratory pursuant to the terms set out in Paragraph 21.05(ii) above), ARS shall bear any costs and expenses reasonably incurred by either Party in connection with the Recall, without prejudice to other Recordati’s rights under this Agreement and under the Applicable Laws; or

(ii)

Recordati (in case of disagreement between the Parties, the matter shall be referred to the external laboratory pursuant to the terms set out in Paragraph 21.05(ii) above), Recordati shall bear all costs and expenses reasonably incurred by either Party in connection with the Recall, without prejudice to other ARS’ rights under this agreement and under the Applicable Laws.

SECTION IX – FURTHER OBLIGATIONS OF RECORDATI

35.	SELLING PRICE REIMBURSEMENT

35.01	Recordati shall use Commercially Reasonable Efforts to obtain price and reimbursement approval for the Product in the Territory.

35.02	In case any further studies are required for pricing and reimbursement purposes in the Territory, Recordati shall bear all costs of such studies.

35.03

The price and reimbursement approval proposed by the Regulatory Authorities shall be considered finally obtained by Recordati only once such price and reimbursement approval is considered adequate according to Recordati’s sole judgement.

36.	MARKETING OF THE PRODUCT

36.01	ARS acknowledges that Recordati shall be free to Commercialize the Product under either the ARS Trademarks or the Recordati Trademarks.

36.02	Recordati shall use Commercially Reasonable Efforts to:

(i)	act with a view to maximizing the sales of the Product within the Territory;

(ii)	keep ARS informed of any material changes in the Applicable Laws relating to the marketing activity of the Product to End-Users; and

(iii)	refrain to market and/or sell the Product within territories other than the Territory.

(iv)

No later than the date of approval of the Marketing Authorization, to prepare a preliminary non-binding Commercialization plan for the marketing, promotion and pricing of Products during the first [***] after expected First Launching Date in the Territory, which plan shall be reasonable in scope and detail. Such plan will be updated on a yearly basis, and Recordati shall provide updates to ARS regarding Commercialization activities.

36.03

Subject to Applicable Laws, (i) neither Recordati nor its Affiliates or Sublicensees will engage in any advertising or promotional activities relating to the Product directed primarily to customers or other buyers or users of the Product located outside of the Territory or accept orders for the Product from or sell the Product into any country or jurisdiction outside the Territory for its own account, and, if Recordati receives any order for the Product for any country or jurisdiction outside the Territory, it shall refer such orders to ARS, and (ii) neither ARS or its Affiliates or licensees outside the Territory will engage in any advertising or promotional activities relating to the Product directed primarily to customers or other buyers or users of the Product located in the Territory or accept orders for the Product from or sell the Product into the Territory for its own account, and, if ARS receives any order for the Product for the Territory, it shall refer such orders to Recordati. Each Party will use reasonable efforts to monitor and prevent exports of the Product from its own territory (the Territory as to Recordati, or outside the Territory as to ARS) for Commercialization in the other Party’s territory using methods permitted under Applicable Laws that are commonly used in the industry for such purpose (if any).

37.	PRODUCT STORAGE

37.01

Following delivering of the Product pursuant to Clause 20 above, Recordati undertakes to store (or have stored) the Product in a suitable and duly authorized warehouse located in the Territory, properly rotated and under proper storage and security conditions complying with the Specifications and in accordance with the terms and conditions set out in the Technical and Quality Agreement and with the Applicable Laws.

37.02	Recordati shall maintain adequate stocks of the Product, consistent with the Forecast using [***] method of usage.

SECTION X – FURTHER OBLIGATIONS OF ARS

38.	UNDERTAKINGS OF ARS

38.01	On the terms and conditions set out in this Agreement, ARS undertakes to:

(i)

provide Recordati with any necessary and available information and documents relating to the Product in ARS’ possession and Control to allow Recordati to perform its activities in accordance with this Agreement;

(ii)	update Recordati with all of the relevant scientific, development, Manufacturing, quality and regulatory information on the Product which may become available to ARS;

(iii)	furnish to Recordati the documentation listed in the Technical and Quality Agreement to be provided by ARS;

(iv)	retain a sample of each batch of sold and delivered Product (the Sample), in accordance with Applicable Laws, the whole as per the Technical and Quality Agreement;

(v)

make, upon written request of Recordati, the Sample available to Recordati for inspection; it being understood that the retained sample shall be sufficient in size to allow the independent laboratory set out in Paragraph 21.05(ii) below to perform the complete sets of analysis (as described in the Technical and Quality Agreement) to determine whether the Product meets the Specifications;

(vi)

keep on file for the time period set out in the Technical and Quality Agreement the manufacturing records and analytical results pertaining to the Manufacture of each batch of the Product as are required under the Dossier; it being understood that ARS shall make such records available to Recordati (or the Third Party designated by Recordati) for review upon at least [***], and during normal business hours, not more than [***]

(vii)	[***]

SECTION XI – REPRESENTATION AND WARRANTIES

39.	REPRESENTATION AND WARRANTIES

39.01	Each Party gives the following representations and warranties to the other Party:

(i)	It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and it has the requisite power and authority to enter into and perform this Agreement;

(ii)

it has obtained all corporate authorizations required to empower it to enter into and perform its obligations under this Agreement, and all governmental statutory, regulatory or other consents, licenses, authorizations, waivers or exemptions required to empower it to enter into this Agreement have been obtained;

(iii)

the entry into and performance of this Agreement does not constitute (a) a breach of any provision of its constitutional documents under the laws or regulations in its jurisdiction of incorporation; (b) a breach of any of the Applicable Laws; or (c) a breach of an agreement binding upon it or upon any of its assets;

(iv)	it is not insolvent or bankrupt under the laws of its jurisdiction of incorporation;

(v)	there are no proceedings in relation to any winding up, bankruptcy or insolvency proceedings concerning it; and

(vi)	this Agreement will, when executed, constitute valid and binding obligations of it, enforceable in accordance with its terms.

39.02	Recordati gives the following representations and warranties to ARS:

(i)

it (directly or through its Affiliates or through the Sublicensees) possesses the necessary governmental licenses, facilities and services to import, market, distribute and sell the Product in the Territory and otherwise perform its obligations under this Agreement, as is appropriate and lawful in the Territory, and neither it nor any of its Affiliates or, to its knowledge, Sublicensees are, or have been, debarred or disqualified by any Regulatory Authority;

(ii)	to the best of its knowledge, the sales of the Product within the Territory do not constitute a breach of the Applicable Laws;

(iii)

it (directly or through its Affiliate or through the Sublicensees) has the requisite expertise, ability, capacity, skills and know-how, including all the qualified and experienced workforce to perform its obligations under this Agreement;

(iv)

there are no legal claims, judgments or settlements against or owed by Recordati or its Affiliates, or pending or, to Recordati’s or its Affiliates’ knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations;

(v)	it will comply with all Applicable Laws and the terms of this Agreement in its performance of its obligations hereunder;

(vi)	the Product will be handled in compliance with all Applicable Laws, including but not limited to, cGMP standards and/or guidelines and cGDP;

(vii)	the Product will be stored and shipped in compliance with the provision set out Clause 37, all Applicable Laws, including but not limited to, cGMP standards and/or guidelines and cGDP; and

(viii)

in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, relied on its own independent investigation, analysis and evaluation and on the representation and warranties of ARS.

39.03	ARS gives the following representations and warranties to Recordati:

(i)

ARS has made available to Recordati all material information related to ARS Intellectual Property Rights and Products in ARS’ possession or Control, and such information, and all such information provided as of the Effective Date are true, correct and complete in all material respects;

(ii)	as of the Effective Date, it has completed the studies of Strength 1 required by EMA to grant the EU Marketing Authorization for the Strength 1;

(iii)

based upon feedback (the Feedback) ARS has received from the Rapporteur and the Co-Rapporteur in the context of the EU Marketing Authorization application pre-submission meeting held on 10 September 2020 (as reflected in the draft minutes prepared by ARS and sent to Rapporteur and Recordati on Monday 14 September 2020 (the Minutes)), the submission of the application for the EU Marketing Authorization for the Strength 1 to the EMA can be performed on the legal basis of article 8(3) of the EU Directive 2001/83/EC since the results from the pharmacodynamic studies conducted by ARS and to be included in the Dossier will be considered by EMA as a surrogate for efficacy;

(iv)	it has the right to provide Recordati with the ARS-Know-How set out in this Agreement;

(v)	it has Control to and of the Patents and ARS Intellectual Property Rights free and clear from any encumbrances;

(vi)	it has the right to grant the Licenses to Recordati as set forth in and pursuant to this Agreement;

(vii)

no claim or action has been brought against ARS, or threatened in writing to ARS, by any Third Party alleging that the Patents or ARS Intellectual Property Rights are invalid or unenforceable (and thus are valid, effective and enforceable) and, to ARS’s knowledge, no interference, opposition, cancellation or other protest proceeding has been filed against a Patent owned by ARS, and ARS has obtained from all inventors of the Patents owned by ARS effective assignments of all ownership rights of inventors in, to and under such Patents to ARS, all application, registration, maintenance and renewal fees in respect of the Patents have been paid and to ARS’s knowledge, all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining such Patents;

(viii)

ARS has not receive any written notice and does not otherwise have knowledge prior to Effective Date that its activities with the Product (or the Manufacture, export, Commercialization thereof) has infringed any patents or other Intellectual Property Rights Controlled by a Third Party;

(ix)	to ARS’ knowledge, there are no activities by Third Parties that would constitute infringement or misappropriation of the ARS Intellectual Property Rights;

(x)

it (directly or through its Affiliates or Third Party contractors) has the requisite expertise, ability, capacity, skills and know-how, including all the qualified and experienced workforce and possesses all necessary governmental licenses, facilities and services to perform its obligations under this Agreement, and neither it nor any of its Affiliates or, to its knowledge, its Third Party contractors, are, or have been, debarred or disqualified by any relevant authority;

(xi)	[***];

(xii)	[***];

(xiii)	[***];

(xiv)	[***];

(xv)	[***];

(xvi)

there are no actual, or to ARS’ knowledge, threatened enforcement actions by any world-wide local or national authority (including Regulatory Authority) which has jurisdiction over ARS’s, ARS’ Affiliates’ or [***]’ operations relating to the Product; and

(xvii)	[***];

(xviii)

in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, relied on its own independent investigation, analysis and evaluation and on the representation and warranties of Recordati.

39.04	Each Party hereby covenants to the other Party that:

(i)

it shall not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws (collectively Anti-Corruption Laws) that may be applicable to either or both Parties;

(ii)

it shall not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws;

(iii)

it shall, on request by the other Party, verify in writing that to the best of such Party’s knowledge, there have been no violations of Anti-Corruption Laws by such Party or persons employed by or subcontractors used by such Party in the performance of the Agreement, or shall provide details of any exception to the foregoing; and

(iv)

it shall maintain records (financial and otherwise) and supporting documentation related to the subject matter of the Agreement in order to document or verify compliance with the provisions of this Paragraph, and upon request of the other Party, upon reasonable advance notice, shall provide a Third Party auditor mutually acceptable to the Parties with access to such records for purposes of verifying compliance with the provisions of this Paragraph, it being agreed that the costs related to the Third Party auditor to be fully paid by the Party requesting the audit, any auditing activities may not unduly interfere with the normal business operations of the Party subject to such auditing activities, and the audited Party may require the Third Party auditor to enter into a reasonable confidentiality agreement in connection with such an audit.

39.05

The Parties acknowledge that, the representation and warranties set out in this Clause 39 are the only representation and warranties provided by the Parties under this Agreement and thus no representation and warranties beyond those set out in this Clause 39.

SECTION XII – INDEMNIFICATION – NOTICE OF CLAIM

40.	LIMITED LIABILITY

40.01

Neither Party shall be liable to the other Party for any incidental, indirect or special or consequential damages however caused and irrespective of the legal basis thereof, arising out of this Agreement even if it has been advised, knew or should have known of the possibility of such loss or damage or if such loss or damage could have been reasonably foreseen.

40.02

The limitation of Paragraph 40.01 above with respect to a Party’s liability shall not apply in cases of (i) such Party’s wilful misconduct or gross negligence, (ii) breach of obligations under Clause 47, and (iii) statutory mandatory liability (including, for the avoidance of doubt, personal injury and death). Nothing in Paragraph 40.01 above shall be construed to limit either Party’s indemnification obligations with respect to Third Party Claims under Clause 41.

41.	INDEMNIFICATION

41.01

ARS undertakes to defend, indemnify and hold Recordati, Recordati’s Affiliates, and their respective officers, directors and employees (the Recordati Representatives) harmless from, against and in respect of any and all damages, losses, expenses, claims, demands, suits, penalties, judgments or administrative and judicial orders and liabilities (including reasonably counsel fees and expenses) (the Losses) incurred by any of them resulting from any claims, actions and proceedings made or instituted by any Third Party (the Third Party Claims) to the extent such Losses arise out of: (i) ARS’s, its Affiliates’ and/or ARS Representatives’ gross negligence or wilful misconduct, (ii) ARS’s material breach of any representation, warranty or any other obligation under this Agreement or (iii) the handling, storage, Manufacture, export, Commercialization of the Product by ARS or its Affiliates or any other Third Party licensee outside the Territory (excluding any activities by or on behalf of Recordati or its Affiliates or Sublicensees); the whole except to the extent that any such Losses result from Recordati’s, its Affiliates and/or Recordati Representatives’ gross negligence or wilful misconduct or the material breach by Recordati of any representation, warranty or any other obligation under this Agreement.

41.02

Recordati undertakes to defend, indemnify and hold ARS and ARS’s Affiliates, and their respective officers, directors and employees (the ARS Representatives) harmless from, against and in respect of any and all Losses incurred by any of them resulting from any Third Party Claims to the extent such Losses arise out of: (i) Recordati’s, its Affiliates’ and/or Recordati Representatives’ gross negligence or wilful misconduct, (ii) Recordati’s material breach of any representation, warranty or any other obligation under this Agreement, or (iii) the Recordati’s Development Activities, use, handling, storage, Manufacturing, or Commercialization of the Product by Recordati or its Affiliates, Sublicensees; the whole except to the extent that any such Losses result from ARS’s, its Affiliates’ and/or ARS Representatives’ gross negligence or wilful misconduct or the material breach by ARS of any representation, warranty or any other obligation under this Agreement.

42.	NOTICE OF CLAIM

42.01

Any Party seeking to be indemnified by virtue of the provisions set out in Clause 41 of this Agreement (Indemnified Party) shall notify the Party from which indemnification is sought (Indemnifying Party) promptly in writing – and in any event not later than [***] from the date on which the Indemnified Party became aware of the event which could reasonably give rise to the Indemnifying Party’s liability under Clause 41 – of any and all respective Third Party Claims; made or instituted against it (including a copy of any related complaint, summons, notice or other instrument); provided that failure to promptly provide such notice within the time period set out above shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent the Indemnifying Party defences vis-à-vis the Third Party Claim are prejudiced by such failure.

42.02	With respect to any Third Party Claim:

(i)	the Indemnified Party shall cause that any such Third Party Claim is diligently and properly defended;

(ii)

the Indemnifying Party shall have the right to participate and, to the maximum extent permitted by the Applicable Laws, join at its cost, through counsel of its choosing, in the defense of the Third Party Claim;

(iii)

the Parties shall, and shall cause their respectively appointed counsel and experts to, actively cooperate with each other in the proper and diligent defense of the Third Party Claim and shall keep each other timely informed of all facts, circumstances and documents relating to the Third Party Claim (it being understood, however, that the Indemnified Party shall have the right to control the litigation strategy); and

(iv)

the Indemnified Party shall not make or accept any settlement of the Third Party Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld or delayed, it being understood that:

(a)

if the Indemnified Party enters into any settlement of the Third Party Claim without the prior written consent of the Indemnifying Party (acting reasonably), the Indemnifying Party shall not be per se liable vis-à-vis the Indemnified Party for the matter giving rise to the Third Party Claim; and

(b)

if a firm offer is made to the Indemnified Party to settle any matter giving rise to the Third Party Claim which the Indemnifying Party, but not the Indemnified Party, is willing to accept, the Indemnified Party shall be free not to enter into such settlement and to commence or continue litigation, at the Indemnified Party’s own expense, but the Indemnifying Party’s liability shall be limited to the amount of the proposed settlement.

SECTION XIII – SPECIAL PROVISIONS

43.	IP OWNERSHIP; IP RIGHTS INFRINGEMENT LAWSUIT

43.01

The Parties acknowledge and agree that, as between the Parties, all right, title and interest in and to any ARS Intellectual Property Rights shall be owned solely by ARS. All right, title, and interest in and to any inventions made, developed, conceived or reduced to practice by or on behalf of Recordati or any of its Affiliates or Sublicensees in the course of performance of this Agreement based upon the ARS Intellectual Property Rights (or otherwise generated with use of or reference to a Compound or Product, or Confidential Information of ARS), and all Intellectual Property Rights therein (collectively, New IP) shall be owned solely by ARS. In connection with the foregoing: (i) Recordati shall promptly disclose in writing to ARS all New IP, (ii) Recordati hereby does, and shall cause its Affiliates and Sublicensees and its and their employees and representatives to, assign and transfer to ARS all right, title, and interest in and to such New IP and agrees to take all further acts reasonably required to evidence such assignment and transfer to ARS; (iii) such New IP shall constitute ARS Intellectual Property Rights for purposes of this Agreement; and (iv) Recordati shall have the royalty-free, fully paid-up right (with the right to sublicense) to use the New IP for the Territory during the Term.

43.02

ARS shall have the sole right, as between ARS and Recordati, in its discretion, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and re-examinations) and maintenance of all Patents, at its sole cost and expense and by counsel of its own choice. Upon request of ARS, Recordati shall provide ARS with reasonable assistance and cooperation in connection therewith. ARS shall keep Recordati reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Patents, including content, timing and jurisdiction of the filing of such Patents.

43.03

The Parties shall notify each other in writing of any potential or actual infringement or misappropriation (of which it has or obtains knowledge) in the Territory by any Third Party of the ARS Intellectual Property Rights (or part thereof) and shall provide each other with any available evidence of such infringement or misappropriation in its possession or under its control.

43.04

In the event a notice under Paragraph 43.03 above is submitted by either Party, the Parties shall then discuss in good faith the best possible strategy and course of action (and payment of all related costs and expenses), it being understood and agreed that should the Parties not agree with the aforementioned strategy and course of action:

(i)

ARS, shall have the first right (but not the obligation, as between ARS and Recordati) for taking all reasonable steps necessary to enjoin and prevent such infringement or misappropriation of the ARS Intellectual Property Rights, including, without limitation, the institution and maintenance of legal or equitable proceedings, and Recordati shall cooperate with respect thereof, including by way of executing such documents and performing such other acts as may be reasonably required [***];

(ii)

in the event that ARS chooses not to take any action with respect to such infringement or misappropriation of the ARS Intellectual Property Rights, Recordati shall have the right (but not the obligation) to take any such reasonable steps necessary to enjoin and prevent such infringement or misappropriation, including, without limitation, the institution and maintenance of legal or equitable proceedings, and ARS shall cooperate with respect thereof, including by way of executing such documents and performing such other acts as may be reasonably required [***]; and

(iii)

in any case, (a) each Party shall have the right to participate in the litigation controlled by the other Party, the whole at its cost and expense, (b) neither Party shall enter into any settlement that would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement shall be made without the prior approval of the other Party, acting reasonably (it being understood and agreed that (1) no Party shall have the right to bind the other Party, (2) no Party shall have the obligation to make any admission, (3) no Party shall have the obligation to pay any amount of money, and (4) [***] shall not be obliged to agree to any reduction of the length of any Patent relating to the Product in the Territory); and

(iv)

except as otherwise agreed by the Parties in writing as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to ARS Intellectual Property Rights shall be used first [***].

43.05

Each Party shall promptly notify the other in writing of any allegation by a Third Party that the development, Manufacture or Commercialization of the Product infringes or may infringe any Intellectual Property Right of a Third Party. If a Third Party asserts that any of its Intellectual Property Rights are infringed by the development, Manufacture or Commercialization of the Product in the Territory by Recordati or its Affiliates or Sublicensees, Recordati shall have the right but not the obligation to defend against any such assertions. In the event that Recordati elects not to defend against such Third Party claims within [***] of learning of same, ARS shall have the right, but not the obligation, to defend against such an action. In any event, the other Party shall cooperate fully and shall provide full access to documents, information and witnesses as reasonably requested by the Party defending such action. The Party defending the action will reimburse all Third Party costs incurred in connection with such requested cooperation.

43.06

For clarity, ARS reserves all rights to prepare, file, prosecute (including any interferences, reissue proceedings and re-examinations), maintain, defend and enforce all Intellectual Property Rights owned or controlled by ARS related to the Product outside the Territory.

SECTION XIV –TERM AND TERMINATION OF THIS AGREEMENT

44.	TERM

44.01

This Agreement shall become effective as of the Effective Date and shall remain in full force and effect, unless terminated by one of the Parties pursuant to the provisions of Clause 45 below, so long as Recordati, or Recordati’s Affiliates or Sublicensees are Commercializing any Product in the Territory (the Term).

45.	TERMINATION OF THIS AGREEMENT

45.01

Each Party (the Terminating Party) shall, without limiting any right under the Applicable Laws, have the right to terminate this Agreement at any time forthwith upon written notice to the other Party (the Terminated Party), in any of the following events, in so far as permitted under Applicable Laws:

(i)

if the Terminated Party commits a material breach of this Agreement which is not fully and effectively remedied by the Terminated Party within [***] (or [***] in the event of any payment obligation) from the receipt of the written notice given to such effect by the Terminating Party (the Cure Period). If there is a dispute with respect to the existence of a Material Breach or as to whether a Material Breach is capable of being cured (a Breach Process Dispute), the Terminated Party may contest the allegation by referring such matter for resolution in accordance with Clause 61 below and the time for the Cure Period will be extended until such time as such dispute is resolved. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder and, if it is finally determined that the Terminated Party committed such Material Breach, then the Terminating Party may terminate the Agreement; or

(ii)

if the Terminated Party is dissolved, wound up or liquidated, whether voluntarily or involuntarily, or it files a voluntary petition in bankruptcy or is declared bankrupt or becomes subject to reorganization or similar procedures, it settles or compounds with its creditors or has a receiver, liquidator or trustee of its assets appointed or it otherwise sells or disposes of all or substantially all of its assets in such insolvency event.

45.02

Recordati may also terminate this Agreement on a country-by-country basis (except if the EU Marketing Authorization is finally rejected by the European Commission as described below in 45.02(i), in which case, Recordati may terminate the agreement in all countries in the EU Territory) at any time forthwith upon written notice given to ARS:

(i)

with respect to the EU Territory, if the EU Marketing Authorization application is finally rejected by the European Commission, and if there is no reasonable basis for approval on resubmission of an application that addresses the deficiencies; or

(ii)

with respect to the UK, if the UK Marketing Authorization application is rejected by the MHRA, and if there is no reasonable basis for approval on resubmission of an application that addresses the deficiencies; or

(iii)

on a country-by-country basis with respect to the Ex-EU Territory if the Marketing Authorization application is rejected by the Regulatory Authority of the relevant country of the Ex-EU Territory, and if there is no reasonable basis for approval on resubmission of an application that addresses the deficiencies.

45.03

ARS shall have the right to terminate this Agreement in its entirety upon written notice to Recordati if Recordati or any of its Affiliates directly, or indirectly through any Third Party, (i) commences any interference or opposition proceeding with respect to, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Patent, or (ii) institutes, actively participates as an adverse party in, or otherwise provides material support to, any action, suit or other proceeding to invalidate any Patent or to obtain a ruling that any claim within any Patent is unenforceable or not patentable.

45.04	ARS shall have the right to terminate this Agreement in its entirety upon written notice to Recordati if:

(i)

a Sublicensee directly, or indirectly through any Third Party, (a) commences any interference or opposition proceeding with respect to, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Patent, or (b) institutes, actively participates as an adverse party in, or otherwise provides material support to, any action, suit or other proceeding to invalidate any Patent or to obtain a ruling that any claim within any Patent is unenforceable or not patentable; and

(ii)	Recordati does not terminate the agreement with the Sublicensee described in Paragraph 45.04(i) above.

46.	EFFECTS OF TERMINATION

46.01	Upon this Agreement expiring or being terminated pursuant to one or more of the provision set out in Clause 45 above, ARS, at its own discretion, shall elect to either:

(i)

purchase from Recordati all of the Product that at that time Recordati will have at stock for a price equal to Supply Price actually paid by Recordati to the ARS under the relevant Product Purchase Agreement(s); or

(ii)	allow Recordati – on the same terms and conditions set out in this Agreement – to sell the Product that at that time Recordati will have at stock.

46.02

Should ARS exercise the right set out under Paragraph 46.01(i) above, Recordati undertakes to assign and procure the assignment of each and any purchase order and/or tender, and/or agreement for those Products then currently placed from an End-User to Recordati, so as to substitute ARS (or any Third Party indicated by ARS) in such purchase orders and/or tenders and/or agreements, or, as the case may be, perform any action or give the necessary notices to any End-User relating to the termination or expiration of this Agreement.

46.03	Upon any termination of this Agreement:

(i)

all rights and obligations of the Parties under this Agreement will terminate except as provided in this Paragraph 46.03 or Paragraph 46.04, and all sublicenses under the ARS Intellectual Property Rights granted by Recordati will automatically terminate, in each case on the effective date of termination;

(ii)

ARS shall notify Recordati within [***] after the effective date of termination whether it wishes to obtain the assignments set forth in Paragraph 46.03(ii), which assignments will be at ARS costs; as promptly as practicable (and in any event within [***]) after such notice, Recordati shall: (I) to the extent not previously provided to ARS, deliver to ARS true, correct and complete copies of all regulatory filings (including Marketing Authorizations and Regulatory Approvals) for the Product in the Territory; (II) effective upon such termination, transfer and assign, or cause to be transferred or assigned, to ARS or its designee (or to the extent not so assignable, take all reasonable actions to make available to ARS or its designee all of the benefits of) all such regulatory filings (including Marketing Authorizations and Regulatory Approvals) for the Product in the Territory, whether held in the name of Recordati or its Affiliate or Sublicensee; and (III) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this Paragraph 46.03(ii) to ARS;

(iii)

Recordati shall, as directed by ARS, either wind-down any ongoing Recordati Development Activities in an orderly fashion or promptly transfer such Recordati Development Activities to ARS or its designee, in compliance with all Applicable Laws; and

(iv)

except to the extent that a receiving Party obtains or retains the right to use the disclosing Party’s Confidential Information, each receiving Party shall promptly destroy, all relevant records and materials in such receiving Party’s possession or control containing Confidential Information of the disclosing Party; provided that such receiving Party may keep one copy of such materials solely for the purposes of verifying compliance with this Agreement and/or maintaining regulatory compliance subject to continuing confidentiality obligations.

46.04

The use by either Party hereto of a termination right provided for under this Agreement shall [***]. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination and shall not affect continuing rights and/or obligations set forth in Paragraphs 38.01(iv), 38.01(v), 38.01(vi) and Clauses 39, 40, 41, 47, 49, 53, 60 and 61.

SECTION XV – GENERAL PROVISIONS

47.	CONFIDENTIALITY

47.01

Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the receiving Party shall keep confidential, shall not disclose to third persons and shall not use for purposes other than those of this Agreement any Confidential information of the other (disclosing Party) without the prior written consent of the disclosing Party. The receiving Party shall reveal Confidential Information of the disclosing Party to its Affiliates and to its and its Affiliates employees, contractors and other representatives on a strict need to know basis only to persons directly engaged with its activity under this Agreement and shall impose the obligation of secrecy on these persons as well. For clarity, all New IP will be deemed ARS’s Confidential Information and ARS shall be considered the disclosing Party and Recordati shall be considered the receiving Party with respect thereto.

47.02	The foregoing obligations shall not apply, however, to any part of such information received, which the receiving Party can show by written documentation:

(i)	to have been known to recipient prior to the disclosure by the other Party (provided that this exception shall not apply to Recordati’s knowledge of any New IP); or

(ii)	was known to the public or generally available to the public prior to the date of the disclosure to the recipient by the other Party by the receiving Party; or

(iii)	comes into public domain by publication or otherwise through no breach of this Agreement; or

(iv)	to have been made known to a recipient without any secrecy obligation from a Third Party having the bona fide right to disclose or make available such information;

47.03

The receiving Party may disclose Confidential Information of the disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(i)	regulatory filings for the Product (for Recordati, only in the Territory) that such Party has a license or right to develop hereunder in a given country or jurisdiction;

(ii)	[***];

(iii)	prosecuting or defending litigation arising under this Agreement; and

(iv)

disclosure that is required by law, provided that a written notification of such disclosure is given and that the recipient, upon request of the disclosing Party (and at the disclosing Party’s cost), will reasonably cooperate with the disclosing Party in taking all lawful action against or in complying with such compelled disclosure, provided always that any disclosure shall be only to the extent so required.

47.04

As of the Effective Date, the terms of this Clause 47 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) relating to the subject of this Agreement. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

47.05

Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages would not be a sufficient remedy for any breach of this Clause 47. In addition to all other remedies, a Party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Clause 47.

47.06

The obligations under this Clause 47 shall continue to remain valid and in force after the expiration or termination of this Agreement for so long as the information remain confidential and not in the public domain, and in any case for a period not to exceed 5 (five) years.

48.	FORCE MAJEURE

Any failure by either Party to comply with its obligations under this Agreement (other than any obligation to make payment when due) shall be excused if and for so long as compliance by such Party is hindered, prevented, or delayed by a Force Majeure event. The Parties shall notify each other immediately, report the expected duration and the extent of such events or circumstances, and shall discuss how to proceed further. The Party affected by the Force Majeure event shall be obligated to make Commercially Reasonable Effort, to limit the disruption caused by the Force Majeure.

49.	INSURANCE

49.01

For the entire duration of this Agreement and for [***] thereafter, ARS and Recordati undertake to maintain appropriate insurance coverage, including commercial general liability insurance, which adequately covers each Parties’ obligations under this Agreement, as well as adequate products liability and property insurance, which insurances shall afford limits of not less than Euro [***] per occurrence and per Calendar Year in the aggregate. For general liability, and not less than Euro [***] per occurrence and per Calendar Year in the aggregate for product liability.

49.02

Each Party if requested by the other Party will provide such other Party with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability.

SECTION XVI – MISCELLANEOUS

50.	ENTIRE AGREEMENT

50.01

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter thereof, and supersedes all prior representations, negotiations and understandings between the Parties, whether in writing or otherwise. Neither Party shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, that will be binding (or purport to be binding) on the other.

50.02

Without prejudice to Paragraph 50.01 above, all Product Purchase Agreements are entered in reliance of the fact that this Agreement and all Product Purchase Agreements form a single agreement between the Parties in respect of the subject matter thereof, and that the Parties would not otherwise have entered into a Product Purchase Agreement.

51.	AMENDMENTS

This Agreement may only be amended or modified with the written consent of the Parties. Any Party may, as to itself, waive in writing the performance of any provision of this Agreement intended for its benefit.

52.	PARTIAL INVALIDITY

In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform such illegal, invalid or unenforceable provision unless reforming or deleting the provision held invalid shall substantially impair the benefits of the remaining portion of this Agreement.

53.	NOTICES

Any communication pursuant to this Agreement shall be carried out in writing and shall be considered effectively and validly executed provided that it is addressed by international courier (return receipt requested) as follows:

- to ARS:	3525 Del Mar Heights Rd. San Diego, CA 92130, USA Attn. of Chief Executive Officer;

- to Recordati:	Raheens East, Ringaskiddy, Co Cork, P43 KD30, Ireland Attn. of Managing Director;

or to a different address that each of the Parties may communicate to the other in writing after the date hereof, it being understood that the above mentioned addresses or any addresses communicated in writing in the future are to be considered as the legal addresses of the Parties for any purpose concerning this Agreement, including legal notifications, settlement procedures and/or arbitration.

54.	NO ASSIGNMENT

Without prejudice to the provision set out in Paragraph 3.03, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by a Party to any Person without the previous written consent of the other Party, such consent not to be unreasonably withheld or delayed; except that (i) [***]. This Agreement shall inure to the benefit of and be binding on the Parties’ successors and permitted assignees. Any assignment or transfer in violation of this Clause 54 shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning non-transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer.

55.	WAIVER

The tolerance of either Party of any breach of the provisions set out in this Agreement by the other Party shall not be construed as a waiver or variation of the relevant breached provisions, or to the right to require the full performance of all the obligations of the other Party on the term and conditions hereunder.

56.	INDEPENDENT CONTRACTORS

The Parties are independent contractors, and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise, or agency between the Parties.

57.	COSTS AND EXPENSES

All costs and expenses, including, without limitation, fees and disbursements of legal counsel, financial, accounting and other advisors incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

58.	COUNTERPARTS

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all Parties hereto, notwithstanding that all the Parties have not signed the same counterpart. The Parties agree that this Agreement may be exchanged by facsimile, pdf or other electronic means, which upon request of a Party shall be followed up with originals.

59.	ANNOUNCEMENT

The Parties agree that in case they will estimate their joint best interest to make a public announcement concerning their relationship under this Agreement, they will agree to issue a joint or separate press releases in a form and substance reasonably acceptable to both, provided however, that such press release shall not include financial or other patently confidential aspects concerning the subject matter hereof. The Parties will agree on the text of such press releases. Notwithstanding the forgoing, the Parties agree that on the Effective Date each Party may separately release the announcements attached hereto under Annex 8.

SECTION XVII – GOVERNING LAW AND JURISDICTION

60.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles. The application of the U.N. Convention on Contracts for the International Sale of Goods (1980) is excluded.

61.	DISPUTE RESOLUTION

61.01

The Parties recognize that disputes as to matters (i) arising under, or relating to, this Agreement or (ii) either Party’s rights and obligations hereunder may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Clause 61 to resolve any such dispute if and when it arises.

61.02

Except as otherwise provided in Paragraph 33.06, if an unresolved dispute as to matters arising under or relating to this Agreement or either Party’s rights and obligations hereunder arises, either Party may refer such dispute to the Chief Executive Officers (or the Senior Executive of Recordati appointed for the purpose) of the respective Parties, who shall meet in person or by telephone within [***] after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of such Chief Executive Officers (or the Senior Executive of Recordati appointed for the purpose) within such [***] period (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Paragraph 61.03.

61.03

Any dispute between the Parties which cannot be amicably resolved between the Parties as provided in Paragraph 61.02 shall be finally settled by binding arbitration pursuant to this Paragraph 61.03, except for any dispute, controversy or claim that concerns (a) the validity, enforceability or infringement of a patent, trademark or copyright or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

(i)

The arbitration shall be conducted under the Arbitration Rules of the International Chamber of Commerce as then in effect by a panel of [***] arbitrators appointed in accordance with said rules, none of whom shall be a current or former employee or director, or a then-current stockholder, of either Party, their respective Affiliates or any Sublicensee. If either Party intends to commence binding arbitration of such dispute, such Party will provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. Within [***] after the receipt of such notice, the other Party may, by written notice to the Party initiating binding arbitration, add additional issues to be resolved.

(ii)

The seat of the arbitration shall be New York, New York. The arbitrators shall resolve the dispute on the basis of the substantive law chosen by the Parties under Clause 60 above. The arbitration award rendered in any such arbitration will be final and not appealable and may be executed by any court of competent jurisdiction. All proceedings of the arbitration, including arguments and briefs, shall be conducted in English.

(iii)

It is the intention of the Parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances. The arbitrators will permit such limited discovery necessary for an understanding of any legitimate issue raised in the arbitration, including the production of documents. No later than [***] after selection of the arbitrators, the Parties and their representatives shall hold a preliminary meeting with the arbitrators, to mutually agree upon and thereafter follow procedures seeking to assure that the arbitration will be concluded within [***] from such meeting. Failing any such mutual agreement, the arbitrators will design and the Parties shall follow procedures to such effect.

(iv)

Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other non- compensatory damages. The award shall be in writing and shall describe the basis for the award and the arbitrators’ decision(s). The arbitrators shall have the power to order that all or part of the legal or other costs incurred by a Party in connection with the arbitration be paid by the other Party. Each Party shall bear an equal share of the arbitrators’ and any administrative fees of arbitration.

(v)

Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

SECTION XVIII – ANNEXES

62.	ANNEXES

The following Annexes are attached to this Agreement:

Annex 1	EU Territory;

Annex 2	Ex-EU Territory;

Annex 3	Patents;

Annex 4	Paediatric Development;

Annex 5	Remaining Strength 1 Studies;

Annex 6	Supply Price;

Annex 7	Annual Report Example;

Annex 8	Announcements.

[Remainder of page intentionally left blank]

***

In witness whereof, each of the Parties has caused this Agreement to be initialled on each page and signed by its duly authorized representative as of the date and in the place specified herein below.

Cork, 21 September 2020	San Diego, 21 September 2020

/s/ Cédric Ripert	/s/ Richard Lowenthal
Recordati Ireland, Ltd Mr. Cédric Ripert Title: Managing Director	ARS Pharmaceuticals, Inc. Mr. Richard Lowenthal Title: President & Chief Executive Officer

Annex 1

EU Territory

Austria	France**	Malta
Belgium	Germany	The Netherlands
Bulgaria	Greece	Poland
Croatia	Hungary	Portugal
Cyprus	Ireland	Romania
Czech Republic	Italy	Slovakia
Denmark*	Latvia	Slovenia
Estonia	Lithuania	Spain
Finland	Luxembourg	Sweden

*	including Faroe Islands
**	including DOM-TOM

Annex 2

Ex-EU Territory

EFTA	Other Europe	CIS	Middle East	Africa
Iceland	Albania	Armenia	Afghanistan	Algeria
Lichtenstein	Andorra	Azerbaijan	Bahrain	Benin
Norway	Bosnia-Herzegovina	Belarus	Egypt	Burkina Faso
Switzerland	Georgia	Kazakhstan	Iran	Burundi
	Monaco	Kyrgyzstan	Iraq	Cameroon
	Montenegro	Moldova	Israel	Central African Rep.
	North Macedonia	Russia	Jordan	Chad
	Ukraine	Tajikistan	Kuwait	Congo
	San Marino	Uzbekistan	Lebanon	Dem. Rep. Congo
	Serbia		Oman	Djibouti
	Vatican City		Pakistan	Equatorial Guinea
			Palestine	Ivory Coast
			Qatar	Lybia
			Saudi Arabia	Madagascar
			Syria	Mali
			Turkey	Mauritius
			United Arab Emirates	Morocco
			Yemen	Niger
Rwanda
Senegal
Seychelles
Togo
Tunisia

For the sake of clarity, the United Kingdom (UK) is part of the Territory definition.

Annex 8

Announcements

ARS Pharmaceuticals and Recordati Announce Exclusive License for the Rights in Europe and additional countries for NeffyTM (ARS-1; epinephrine nasal spray)

Agreement will give access to millions at risk for severe allergic reaction to new pain-free delivery method for epinephrine and will help in efforts to gain regulatory approval for ARS-1 (known as NeffyTM in the U.S.) around the world

SAN DIEGO SEPTEMBER 21, 2020—ARS Pharmaceuticals (ARS) announced that it has entered into an exclusive licensing agreement with Recordati for marketing rights in the European Union, Iceland, Liechtenstein, Norway, Switzerland, United Kingdom, Russia/CIS, Turkey, Middle East and French-speaking African countries, for ARS-1 (known as NeffyTM in the United States), an epinephrine nasal spray. This agreement will allow ARS, a pharmaceutical company dedicated to empowering at-risk patients and caregivers to better protect themselves from severe allergic reactions potentially leading to anaphylaxis, to continue the important work of gaining regulatory approval in the United States and globally by providing additional capital through licensing milestones and future royalties on sales.

“We are thrilled that Recordati has recognized the importance of this new delivery technology for epinephrine that will provide an improved therapy for the millions of people in Europe living with life-threatening allergies. With their strong track-record in specialty medicines, we are excited to work with the team at Recordati, to help deliver a new, easier to dose, pain-free way to treat severe allergic reactions and prevent progression to anaphylaxis,” said Richard Lowenthal, President and Chief Executive Officer of ARS Pharmaceuticals. “The agreement with Recordati is critical in our continued journey towards Neffy™ (ARS-1) approval in the United States and Worldwide.”

Recordati will receive exclusive rights to develop, register and commercialize ARS-1 (known as NeffyTM in the United States) in 93 countries including Europe in return for an upfront and subsequent payments based on successful achievement of regulatory and commercial milestones. ARS Pharmaceuticals will manufacture and supply ARS-1 (known as NeffyTM in the United States) to Recordati as part of the agreement, and receive tiered royalties based on net sales.

Because of its innovative delivery method, NeffyTM (ARS-1) has the potential to be a much more effective treatment in preventing severe allergic reactions than currently available. Its needle-free, small and easy-to-use delivery system may help eliminate anxiety and overcome hesitation that is common with injectable epinephrine. The marketing authorization application for the 1 mg dose, for patients 30kg or greater, is expected to be filed in the EU by the end of 2020. A dosage strength of 0.65 mg is under development for children weighing between 15kg and 30kg and is expected to be filed shortly after the initial approval.

In Europe, based on epidemiology data about 4% of the general population have experienced an anaphylactic episode. Overall annual net sales of epinephrine auto-injectors in Europe are around $120 million USD based on IQVIA prescription data, representing less than 10% of the eligible population. According to the European Anaphylaxis Registry, less than 15% of anaphylaxis episodes are self-treated with an auto-injector. The introduction of Neffy™ (ARS-1) would be a welcome new tool to safely, quickly and painlessly administer lifesaving epinephrine.

About ARS Pharmaceuticals, Inc.

ARS Pharmaceuticals is dedicated to empowering at-risk patients and caregivers to better protect themselves from severe allergic reactions that could lead to anaphylaxis. The Company is developing NeffyTM (ARS-1), an intranasal epinephrine spray with a unique absorption technology that could be easy-to-use, needle-free, convenient and more reliable for patients and loved ones at-risk of severe allergic reactions to food, medications and insect bites that could lead to life-threatening anaphylaxis. For more, visit www.ars-pharma.com.

About Recordati

Recordati, established in 1926, is an international pharmaceutical group, listed on the Italian Stock Exchange (Reuters RECI.MI, Bloomberg REC IM, ISIN IT 0003828271), with a total staff of more than 4,300, dedicated to the research, development, manufacturing and marketing of pharmaceuticals. Headquartered in Milan, Italy, Recordati has operations throughout the whole of Europe, Russia, Turkey, North Africa, the United States of America, Canada, Mexico, some South American countries, Japan and Australia. An efficient field force of medical representatives promotes a wide range of innovative pharmaceuticals, both proprietary and under license, in a number of therapeutic areas including a specialized business dedicated to treatments for rare diseases. Recordati is a partner of choice for new product licenses for its territories. Recordati is committed to the research and development of new specialties with a focus on treatments for rare diseases. Consolidated revenue for 2019 was € 1,481.8 million, operating income was € 465.3 million and net income was € 368.9 million.

Contact: Margaret Long

margaret.long@porternovelli.com

571-445-4428

RECORDATI LICENSES AN INNOVATIVE EPINEPHRINE NASAL SPRAY IN DEVELOPMENT FOR ANAPHYLAXIS PREVENTION

Milan, 21 September, 2020—Recordati announces the signing of an exclusive license agreement with ARS Pharmaceuticals, a private U.S. company, for the commercialization in the European Union, Iceland, Liechtenstein, Norway, Switzerland, United Kingdom, Russia/CIS, Turkey, Middle East and French-speaking African countries, of ARS-1, an epinephrine nasal spray in late-stage development for the emergency treatment of severe allergic reactions that can lead to anaphylaxis. Under the terms of the agreement an upfront payment is due by Recordati upon signature of the contract and further milestone payments are linked to the regulatory process and commercial performance.

Anaphylaxis is a severe, generalized allergic reaction, characterized by life-threatening breathing or cardiovascular problems and usually associated with skin and mucosal changes. The trigger is exogenous and can be associated with food, insect bites or other allergenic substances. ARS-1 is a liquid formulation of epinephrine associated with Intravail®, an absorption enhancer, contained in a disposable, mono-dose nasal spray device. This innovative formulation represents a new route of administration compared to existing products, increasing patient compliance and fulfilling an unmet medical need. Easy-to-use and needle-free, this solution may eliminate the anxiety and hesitation associated with using an injection device. With use at the first signs of allergic response, it could provide patients and their families the preventive solution to anaphylactic progression.

The marketing authorization application for the 1 mg dose of the product is expected to be filed in the EU by the end of 2020. Furthermore, a dosage strength of 0.65 mg is under development for pediatric patients.

“We are very pleased that ARS Pharmaceuticals has granted Recordati the exclusive license to market its innovative product for the prevention of severe allergic reactions in Europe, Russia, the Middle East and other countries”, stated Andrea Recordati CEO. “This effective innovative formulation of a product for the prevention of life-threatening allergic reactions reinforces our Specialty and Primary care pipeline and provides further diversification to our portfolio in an area where medical needs are not fully satisfied.”

Recordati, established in 1926, is an international pharmaceutical group, listed on the Italian Stock Exchange (Reuters RECI.MI, Bloomberg REC IM, ISIN IT 0003828271), with a total staff of more than 4,300, dedicated to the research, development, manufacturing and marketing of pharmaceuticals. Headquartered in Milan, Italy, Recordati has operations throughout the whole of Europe, including Russia, Turkey, North Africa, the United States of America, Canada, Mexico, some South American countries, Japan and Australia. An efficient field force of medical representatives promotes a wide range of innovative pharmaceuticals, both proprietary and under license, in a number of therapeutic areas including a specialized business dedicated to treatments for rare diseases. Recordati is a partner of choice for new product licenses for its territories. Recordati is committed to the research and development of new specialties with a focus on treatments for rare diseases. Consolidated revenue for 2019 was € 1,481.8 million, operating income was € 465.3 million and net income was € 368.9 million.

For further information:

Recordati website: www.recordati.com

Investor Relations	Media Relations
Marianne Tatschke	Studio Noris Morano

(39)0248787393	(39)0276004736, (39)0276004745
e-mail: investorelations@recordati.it	e-mail: norismorano@studionorismorano.com

Statements contained in this release, other than historical facts, are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements are based on currently available information, on current best estimates, and on assumptions believed to be reasonable. This information, these estimates and assumptions may prove to be incomplete or erroneous, and involve numerous risks and uncertainties, beyond the Company’s control. Hence, actual results may differ materially from those expressed or implied by such forward-looking statements. All mentions and descriptions of Recordati products are intended solely as information on the general nature of the company’s activities and are not intended to indicate the advisability of administering any product in any particular instance.